As filed with the Securities and Exchange Commission on October 21, 1996
                                                   Registration  No.  333-11491



                 SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               _________________


                             Amendment No. 1
                                    to


                              FORM S-3
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                        ___________________


                         SIMON-DEBARTOLO GROUP, L.P.
          (Exact name of each registrant as specified in its charter)

                 DELAWARE                                    34-1755769
(State or other jurisdiction of                           (IRS employer
incorporation or organization)                            identification no.)


                                   NATIONAL CITY CENTER
                                115 WEST WASHINGTON STREET
                                       SUITE 15 EAST
                                  INDIANAPOLIS, IN  46204
                                      (317) 636-1600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                       DAVID SIMON
                                  CHIEF EXECUTIVE OFFICER
                                SIMON DEBARTOLO GROUP, INC.
                                   NATIONAL CITY CENTER
                                115 WEST WASHINGTON STREET
                                       SUITE 15 EAST
                                  INDIANAPOLIS, IN  46204
                                      (317) 636-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    _________________

                                       COPIES TO:
     EDWIN S. MAYNARD, ESQ.                    James M. Asher, Esq.
PAUL, WEISS, RIFKIND, WHARTON & GARRISON     Robert E. King, Jr., Esq.
   1285 AVENUE OF THE AMERICAS                    Rogers & Wells
  NEW YORK, NEW YORK 10019-6064                   200 Park Avenue
         (212) 373-3000                      New York, New York 10166
                                                  (212) 878-8000



            Approximate date of commencement of proposed sale to the public:
 From time to time or at one time after the effective date of the Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.
[   ].
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]
If delivery of  the  prospectus  is  expected  to be made pursuant to Rule 434,
please check the following box. [   ]

                                   _____________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                     _________________

                                 EXPLANATORY NOTE

This Registration Statement relates to securities which may be offered from time to time by Simon-DeBartolo Group, L.P. (the "Operating Partnership"). This Registration Statement contains a form of Base Prospectus which will be used in connection with an offering of securities by the Operating Partnership. The specific terms of the securities to be offered will be set forth in a Prospectus Supplement relating to such securities. Pages S-1 through F-11 herein set forth a Preliminary Prospectus Supplement, which is not a part of the Base Prospectus, relating to the proposed offering by the Operating Partnership of certain notes of the Operating Partnership.

               SUBJECT TO COMPLETION, DATED OCTOBER 21, 1996 **

      P R E L I M I N A R Y  P R O S P E C T U S  S U P P L E M E N T

 (To Prospectus dated October ___, 1996)

                                                                        [LOGO]

                            SIMON-DeBARTOLO GROUP, L.P.
            $      ,000,000       %  Notes due             , 200
            $      ,000,000       %  Notes due             , 200
            $      ,000,000       %  Notes due             , 20

                                    _________



  The       %  Notes  due              ,  200  (the "200  Notes"), the      %
Notes due              , 200  (the "200 Notes"), and the % Notes
due             , 20   (the "20    Notes,"  and together with the 200  Notes
and the 200 Notes, the "Notes") offered hereby (the "Offering") are being issued by Simon-DeBartolo Group, L.P., a Delaware limited partnership (the "Operating Partnership"), in an aggregate principal amount of $300 million. The
200  Notes will  mature  on              ,  200  .  The 200  Notes will mature
on , 200 .  The 20   Notes will mature on         , 20  .

  The holder of each 20   Note may elect to have such Note, or any portion of
the principal amount thereof that is a multiple of $1,000, repaid on , 20 at 100% of the principal amount thereof, together with accrued interest to , 20 . Such election, which is irrevocable when made, must be made within the
period commencing on          , 20    and ending on the  close  of  business on
, 20 . The Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of
(i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount (as defined in "Description of the Notes - Optional Redemption"), if any. Interest on the Notes is payable
semi-annually in arrears on each                 and               , commencing
, 1996. The Notes are unsecured obligations of the Operating Partnership and will rank pari passu, with each other and all unsecured unsubordinated indebtedness of the Operating Partnership. On October ___, 1996, the Operating Partnership had combined unsecured unsubordinated indebtedness aggregating $ million. See "Description of the Notes."

  The 200 Notes, the 200 Notes and the 20 Notes constitute separate series of debt securities, each of which will be represented by a single fully-registered global note in book-entry form, without coupons (each a "Global Note"), registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Notes will be entitled to physical delivery of Notes in definitive form equal in principal amount to their respective beneficial interest only under the limited circumstances described under "Description of the Notes - Book Entry System." Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in definitive form, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds. See "Description of the Notes - Same Day Settlement and Payment." The Operating Partnership does not intend to apply for listing of the Notes on a national securities exchange.

                                         _________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                         _________

**Information contained herin is subject to completion or amendment. A registration relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

               THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                      ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                        REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                         _________


                                                                      PRICE TO PUBLIC (1)     UNDERWRITING        PROCEEDS TO THE
                                                                                              DISCOUNT (2)           OPERATING
                                                                                                                  PARTNERSHIP (3)
Per 200  Note                   %                    %                    %
Total                        $                    $                   $
Per 200  Note                   %                    %                    %
Total                        $                    $                   $
Per 20    Note                  %                    %                    %
Total(3)                     $                    $                   $

@@


(1) Plus accrued interest, if any, from             , 1996.

(2) The Operating Partnership has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See Underwriting.

(3) Before deducting expenses payable by the Operating Partnership  estimated
at $          .

                                         _________

  The Notes are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about October __, 1996.

                                         _________

MERRILL LYNCH & CO.


                                         _________

                The date of this Prospectus Supplement is October__, 1996.

  A graphical presentation of the location of the Company's regional malls on a map of the United States and a graphical presentation of the location of the Company's community centers on a map of the United States. On each map, owned, managed and in development malls or centers, as the case may be, are each represented by a different symbol.


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

  THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS PRESENTED AS OF JUNE 30, 1996. ALL REFERENCES TO THE "OPERATING PARTNERSHIP" OR THE "COMPANY" (AS DEFINED BELOW) IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE THE OPERATING PARTNERSHIP OR THE COMPANY, AS THE CASE MAY BE, THOSE ENTITIES OWNED OR CONTROLLED BY IT (INCLUDING, IN THE CASE OF THE OPERATING PARTNERSHIP, SPG, LP, AS DEFINED BELOW) AND ITS PREDECESSORS, UNLESS THE CONTEXT INDICATES OTHERWISE. EXCEPT AS OTHERWISE NOTED, STATISTICAL PROPERTY INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS IS BASED UPON THE BUSINESS AND PROPERTIES OF THE OPERATING PARTNERSHIP ON A COMBINED BASIS,
ADJUSTED TO GIVE EFFECT TO THE MERGER (AS DEFINED BELOW) AND RELATED TRANSACTIONS THERETO AS THOUGH THEY HAD OCCURRED PRIOR TO THE DATE OR PERIOD OF TIME TO WHICH SUCH INFORMATION RELATES. HISTORICAL FINANCIAL INFORMATION, UNLESS EXPRESSLY DESIGNATED AS PRO FORMA FINANCIAL INFORMATION, HAS NOT BEEN ADJUSTED TO GIVE EFFECT TO THE MERGER AND RELATED TRANSACTIONS THERETO.


                           THE OPERATING PARTNERSHIP

  Simon-DeBartolo Group, L.P. (the "Operating Partnership") is a subsidiary partnership of Simon DeBartolo Group, Inc. (the "Company"). The Company is a
self-administered and self-managed real estate investment trust ("REIT"). Simon Property Group, L.P. ("SPG, LP") is a subsidiary partnership of the Operating Partnership and is also a subsidiary partnership of the Company. The Operating Partnership is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income producing properties, primarily regional malls and community shopping centers. On August 9, 1996, the Company acquired the national shopping center business of DeBartolo Realty Corporation ("DRC"), The Edward J. DeBartolo Corporation ("EJDC") and their affiliates as the result of the merger of DRC with a subsidiary of the Company (the "Merger"). As a result of the Merger, the number of properties in the portfolio increased by 61 and the management resources of the merged entities were combined to create one of the most experienced management teams in the shopping center business. Management believes that as a result of the Merger, the Portfolio Properties (as defined below), as measured in gross leasable area ("GLA"), are the largest and most geographically diverse portfolio of any publicly traded REIT in North America. Management also believes that the Company is the largest, as measured by market capitalization, of any publicly traded real estate company in North America. Management further believes that the Operating Partnership's relationships with tenants, access to capital markets and opportunities for economies of scale and operating efficiencies will be enhanced as a result of the Operating Partnership's substantially increased portfolio size and market capitalization. In conjunction with the Merger, DRC was renamed SD Property Group, Inc. (the "Managing General Partner") and is the managing general partner of the Operating Partnership. The Company is a general partner of the Operating Partnership and sole general partner of SPG, LP (the Company and the Managing General Partner are sometimes referred to collectively as the "General Partners"). As of September 30, 1996, 61.5% of the equity interest in the Operating Partnership was owned by the Company and 38.5% was owned by certain limited partners of the Operating Partnership, including the Simons (as defined below), certain members of the DeBartolo family, including certain affiliates and trusts and estates established for their benefit (collectively, the "DeBartolos"), and other limited partners.

  In addition, SPG, LP holds substantially all of the economic interest in M.S. Management Associates, Inc. (the "SPG Management Company"). Melvin Simon, Herbert Simon, David Simon and certain of their affiliates, including certain other Simon family members and estates, trusts and other entities established for their benefit (collectively, the "Simons") or their affiliates hold the voting stock of the SPG Management Company. SPG Management Company manages certain regional malls and community shopping centers not wholly owned by the Operating Partnership and certain other properties and also engages in certain property development activities. The Operating Partnership holds substantially all of the economic interest in, and the SPG Management Company holds substantially all of the voting stock of, DeBartolo Properties Management, Inc. (the "DRC Management Company"),
which   provides   architectural,   design,
construction and other services to substantially all of the Portfolio Properties (as defined below) owned by the Operating Partnership, as well as certain other regional malls and community shopping centers owned by third parties.

  The Operating Partnership owns or holds interests in a diversified portfolio of 183 income producing properties (the "Portfolio Properties"), including 111 super-regional and regional malls, 66 community shopping centers, two specialty retail centers and four mixed-use properties located in 32 states. The Portfolio Properties contain an aggregate of approximately 110 million square feet of GLA, of which approximately 66 million square feet is GLA owned by the Operating Partnership ("Owned GLA"). More than 3,600 different retailers occupy approximately 12,000 stores in the Portfolio Properties. Total estimated retail sales at the Portfolio Properties approached $16 billion in fiscal year 1995. In addition, the Operating Partnership has interests in eight properties under construction in the United States aggregating an additional seven million square feet of GLA, and owns land held for future development. The Operating Partnership, together with the SPG Management Company and its affiliated management companies, manage over 127 million square feet of GLA of retail and mixed-use properties.

                        SUMMARY OF PORTFOLIO PROPERTIES
                      (IN THOUSANDS, EXCEPT PERCENTAGES)

  The following table summarizes on a combined basis, as of June 30, 1996, certain information with respect to the Portfolio Properties, in total and by type of shopping center and retailer:@@

          TYPE OF PROPERTY(1)                   GLA          TOTAL OWNED GLA (SQ.     % OF OWNED          % OF OWNED
                                             (SQ. FT.)               FT.)               GLA(2)           GLA WHICH IS
                                                                                                           LEASED(3)
Regional Malls (4)

Mall Store                                      32,255,514           32,255,514              49.4                 83.2

Freestanding                                     1,251,647              599,826               0.9                 93.6
                                                __________           __________              ____                _____
   Subtotal                                     33,507,161           32,855,340              50.3                 83.4
                                                __________           __________              ____                _____
Anchor                                          59,280,749           20,025,108              30.6                 96.9
                                                __________           __________              ____                _____
   Total                                        92,787,910           52,880,448              80.9                 88.5

Community Shopping Centers

Mall Store                                       3,882,220            3,801,130               5.9                 90.3

Freestanding                                       768,648              284,809               0.4                100.0

Anchor                                          10,462,344            6,420,675               9.8                 92.3
                                                __________           __________              ____                _____
   Total                                        15,113,212           10,506,614              16.1                 91.8

Office Portion of Mixed-Use Properties           1,943,676            1,943,676               3.0                 93.4
                                               ___________           __________              ____                _____
   Total                                       109,844,798           65,330,738             100.0                 89.2
                                               ===========           ==========             =====                =====

_________
(1) Here and elsewhere in this Prospectus Supplement, all GLA, Owned GLA, and base rent is reported for each Portfolio Property, even if the Operating Partnership has less than a 100% ownership interest in the Portfolio Property.

(2) Indicates the percentage of total Owned GLA represented by each category of space.

(3) Includes, here and elsewhere in this Prospectus Supplement, space for which, a lease has been executed, whether or not the space was then occupied. The table under "Additional Information" in this Prospectus Supplement indicates vacant anchor space as of June 30, 1996.

(4) Includes two specialty retail centers and retail space at four mixed-use properties.

                                 THE OFFERING

  All capitalized terms used herein and not defined herein have meanings provided in "Description of the Notes." For a more complete description of the terms of the Notes specified in the following summary, see "Description of the Notes."

Securities Offered                    $      ,000,000 aggregate principal amount of      % Notes due             , 200
                                      (the "200  Notes"), $      ,000,000 aggregate principal amount of     % Notes
                                      due             , 200  (the "200  Notes") and $    ,000,000 aggregate principal
                                      amount of      % Notes due   , 20   (the "20   Notes", and together with the 200
                                      Notes and the 200  Notes, the "Notes"). An aggregate of $300 million principal amount of Notes is being offered.

Maturity                              The 200  Notes will mature on             , 200 , the 200  Notes will mature on
                                      , 200 , and the 20   Notes will mature on          , 20   .

Interest Payment Dates                Interest on the Notes is payable semi-annually on each           and         ,
                                      commencing             , 1996, and at maturity.

Ranking                               The Notes will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership except that the Notes will be effectively subordinated to (i) the prior claims of each secured mortgage lender to any specific Portfolio Property which secures such lender's mortgage and (ii) any claims of creditors of entities wholly or partly owned, directly or indirectly, by the Operating Partnership.

Use of Proceeds                       The net proceeds to the Operating Partnership from the Offering (approximately $
                                      million) will be used to repay outstanding mortgage indebtedness of
                                      approximately $   million and to reduce the amount outstanding under the
                                      Operating Partnership's Credit Facility (as defined herein) by approximately $
                                       million.

Limitations on Incurrence of Debt     The Notes contain various covenants, including the following:

                                       (1)  The Operating Partnership will not incur any Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Debt is greater than 60% of the sum of (i) the Operating Partnership's Adjusted Total Assets
                                            as of the end of the most recent fiscal quarter and (ii) any increase in
                                            Adjusted Total Assets from the end of such quarter, including any pro forma increase resulting from the application of proceeds of such additional Debt.

                                       S-6

                                       (2)  The Operating Partnership will not incur any Secured Debt  if, after giving effect thereto, the aggregate principal amount of all outstanding
                                            Secured Debt is greater than 55% of the sum of (i) the Operating
                                            Partnership's Adjusted Total Assets as of the end of the fiscal quarter prior to the incurrence of such additional Secured Debt and (ii) any increase in Adjusted Total Assets from the end of such quarter, including any pro forma increase resulting from the application of proceeds of such additional Secured Debt.

                                       (3)  The Operating Partnership will not incur any Debt if the ratio of EBITDA
                                            After Minority Interest to Interest Expense for the four consecutive fiscal quarters most recently ended prior to the incurrence of such Debt, on a pro forma basis, is less than 1.75 to 1.

                                       (4)  The Operating Partnership is required to maintain Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured
                                            Debt.

                                      For definitions of the capitalized terms used in the foregoing covenants, see
                                      "Descriptions of the Notes - Certain Covenants."
Repayment of the 20   Notes at
  Option of Holders                   The registered holder of each 20   Note may elect to have such 20   Note, or any
                                      portion of the principal amount thereof that is a multiple of $1,000, repaid on
                                      , 20   at 100% of the principal amount thereof, together with accrued interest
                                      to          , 20  .  Such election, which is irrevocable when made, must be made
                                      within the period commencing on           , 20   and ending at the close of
                                      business on           20  .  See "Description of the Notes - Repayment of the 20
                                      Notes at the Option of Holders."

Optional Redemption                   The Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of the Notes - Optional
                                      Redemption."

@@

                           THE OPERATING PARTNERSHIP

  The Operating Partnership is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income producing properties, primarily regional malls and community shopping centers. On August 9, 1996, the Company acquired the national shopping center business of DRC, EJDC and their affiliates as the result of the merger of DRC with a subsidiary of the Company. As a result of the Merger, the number of properties in the portfolio increased by 61 and the management resources of the merged entities were combined to create one of the most experienced management teams in the shopping center business. Management believes that as a result of the Merger, the Portfolio Properties, as measured in GLA, are the largest and most geographically diverse portfolio of any publicly traded REIT in North America. Management also believes that the Company is the largest, as measured by market capitalization, of any publicly traded real estate company in North America. Management further believes that the Operating Partnership's relationships with tenants, access to capital markets and opportunities for economies of scale and operating efficiencies will be enhanced as a result of the Operating Partnership's substantially increased portfolio size and the Company's increased market capitalization. In conjunction with the Merger, DRC was renamed SD Property Group, Inc. and is the managing general partner of the Operating Partnership. The Company is a general partner of the Operating Partnership and sole general partner of SPG, LP. As of September 30, 1996, 61.5% of the equity interest in the Operating Partnership was owned by the Company and 38.5% was owned by certain limited partners of the Operating Partnership, including the Simons, the DeBartolos and other limited partners.

  In addition, SPG, LP holds substantially all of the economic interest in, and the Simons or their affiliates hold the voting stock of, the SPG Management Company, which manages regional malls and community shopping centers not wholly owned by the Operating Partnership and certain other properties and also engages in certain property development activities. The Operating Partnership holds substantially all of the economic interest in, and the SPG Management Company holds substantially all of the voting stock of, the DRC Management Company, which provides architectural, design, construction and other services to substantially all of the Portfolio Properties owned by the Operating Partnership, as well as certain other regional malls and community shopping centers owned by third parties.

The following chart depicts the organizational and ownership structure of the Operating Partnership and certain affiliates:

                 STRUCTURE OF THE SIMON DEBARTOLO GROUP, INC.


[ORGANIZATIONAL CHART]

  The information provided in these notes gives effect to the Merger and related transactions thereto.

  (1) The Simons own less than 1% of the outstanding shares of common stock of the Company and all of the Class B common stock of the Company.

  (2) The DeBartolos own less than 1% of the outstanding common stock of the Company and all of the Class C common stock of the Company.

  (3) The Company owns over 99.9% of the common stock of SD Property Group, Inc. and, both directly and indirectly through its ownership of the SD Property Group, Inc., owns a 61.5% interest in the Operating Partnership and, as general partner, owns 1% of the partnership units in SPG, LP (the "SPG Units") and a 49.5% interest in the capital of SPG, LP.

  (4) The former limited partners of the Partnerships as a group (including the Simons and the DeBartolos) own a 38.5% beneficial interest in the Operating Partnership and SPG, LP, of which the Simons own 21.7% and the DeBartolos own 14.2%.

  (5) The Operating Partnership owns a 49.5% special limited partnership interest in, and an additional 49.5% interest in the profits of, SPG, LP.

  (6) Properties owned by SPG, LP will be held as they were held in the pre-merger structure. Later acquired properties will be held by, and future operations will be conducted through, the Operating Partnership. Until transferred to the Operating Partnership (assuming all necessary consents can be obtained), properties owned by SPG, LP will continue to be owned by SPG, LP.

DIVERSIFIED PORTFOLIO

  Management believes that the Portfolio Properties are the largest, as measured in GLA, of any publicly traded REIT, with more regional malls than any other publicly traded REIT. Management believes that the geographic diversification of the Portfolio Properties should mitigate the effects of regional economic conditions and local factors, and that the diversified types of properties should reduce the impact of economic factors that may affect the retailers in any particular type of property. In addition, management believes that the large size of the portfolio should mitigate the effects of any other factors that may affect a limited group of shopping centers.

  The Operating Partnership owns or holds interests in a diversified portfolio of 183 income producing Portfolio Properties, including 111 super-regional and regional malls, 66 community shopping centers, two specialty retail centers and owns four mixed-use properties located in 32 states. The Portfolio Properties contain an aggregate of approximately 110 million square feet of GLA, of which approximately 66 million square feet is GLA owned by the Operating Partnership. In addition, the Operating Partnership has interests in eight properties under construction in the United States, and owns land held for future development. The Operating Partnership, together with the SPG Management Company and its affiliated management companies, manage over 127 million square feet of GLA of retail and mixed-use properties. As of June 30, 1996, no single Portfolio Property accounted for more than 1.4% of GLA or 3.5% of the Operating Partnership's pro forma gross revenues for the six months ended June 30, 1996.

  The diversity of property type and market also provides the Operating Partnership with a broad spectrum of tenant relationships, ranging from in-line specialty shops to full service department stores; and from value retailers to high-end fashion merchants. More than 3,600 retailers occupy approximately 12,000 stores in the Portfolio Properties. Total estimated retail sales at the Portfolio Properties approached $16 billion in fiscal year 1995. Furthermore, no single retailer leases more than 10.9% of the Owned GLA in the income-producing properties or represents more than 7.7% of the annualized base rent from these properties.

  The Portfolio Properties include properties owned 100% by the Operating Partnership (the "Wholly-Owned Properties"), and properties held as joint ventures (the "Joint Venture Properties"). Of the 183 Portfolio Properties, 139 are Wholly-Owned Properties, and 44 are Joint Venture Properties. The Operating Partnership manages the Wholly-Owned Properties and its affiliate, the SPG Management Company, manages all but two of the Joint Venture Properties.

COMPETITIVE POSITION

  The Operating Partnership believes that it has a competitive advantage in the retail real estate business as a result of (i) its use of innovative retailing concepts, (ii) the strength of its management and operational expertise, (iii) its extensive experience and relationship with retailers and lenders and (iv) the size and diversity of its portfolio of properties.

  The Operating Partnership has employed many creative retailing concepts in the Portfolio Properties, such as the power center, which transformed the community shopping center through its high concentration of anchor stores; the specialty retail center, with many unique merchandising and entertainment attractions located in a distinctive marketplace or location; the selective addition to regional malls of value-oriented tenants; and the combination of traditional retail stores with entertainment and restaurant facilities.

  The senior executives of the General Partners have been recognized leaders in the shopping center industry over the past three decades. The Operating Partnership was among the first owners of shopping centers to integrate the full spectrum of services needed to manage, develop and acquire shopping centers, including leasing, development, management, marketing, research, budgeting, accounting, real estate tax management, collection, technical, architectural, construction, engineering, tenant coordination, legal and financial services. The depth and tenure of the management of the General Partners has enabled it to develop a results-driven team that is encouraged to adopt innovative strategies and solutions to the operation of the Operating Partnership's business.

  Management believes its experience and relationships with retailers of almost every type make the Operating Partnership one of the few shopping center companies that, on a national scale, can develop, acquire, lease and manage virtually every kind of shopping center in both urban and suburban locations, from the community center to the super-regional mall, and from the high-fashion center to the value-oriented center. Management believes that such a wide spectrum of retail formats provides the Operating Partnership with a competitive advantage which enables it to respond quickly and effectively to the changing requirements of the market.

  Management also believes that the size and diversity of its portfolio and operations enable the Operating Partnership to realize significant economies of scale, provides operating and leasing leverage, and enable the Operating Partnership to stay at the forefront of emerging retail trends.

OPERATING STRATEGY

  The Operating Partnership's primary business objectives are to increase cash generated from operations and the value of the Operating Partnership's properties and operations. The Operating Partnership plans to achieve these objectives through a variety of methods discussed below, although no assurance can be made that such objectives will be achieved.

  LEASING. The Operating Partnership pursues an active leasing strategy, which includes aggressively marketing available space; increasing occupancy; renewing leases at higher base rents per square foot; retenanting space occupied by underperforming tenants; and continuing to sign leases that provide for percentage rents and/or regular or periodic fixed contractual increases in base rents. Management believes that the Operating Partnership's extensive relationship with national retail tenants provides an advantage in leasing space at the Portfolio Properties.

  MANAGEMENT. Drawing upon the expertise gained through management of over 127 million square feet of retail and mixed-use properties, the Operating Partnership seeks to maximize cash flow through a combination of an active merchandising program to maintain its shopping centers as inviting shopping destinations, continuation of its successful efforts to minimize overhead and operating costs, coordinated marketing and promotional activities and systematic planning and monitoring of results.

  RENOVATION AND EXPANSION. The Operating Partnership has a number of renovation or expansion projects under construction or in the final stages of pre-construction development, including several existing Portfolio Properties which have significant expansion opportunities. The contemplated expansions would typically involve the addition of one or more anchor stores and/or additional mall store space. At each site where additional anchor space is contemplated, one or more retailers have expressed interest in occupying an anchor store in the expansion space. The Operating Partnership's current and recently completed renovation and expansion projects are described under "Recent Developments."

  DEVELOPMENT. The Operating Partnership believes there will continue to be opportunities to develop regional malls and power centers in selected growing metropolitan markets. The Operating Partnership intends to undertake such development on a selected basis, and believes that it will have a competitive advantage in doing so as a result of its extensive development expertise, the breadth and depth of its relationships with retailers and its access to capital. Since the 1960's, the Operating Partnership or its predecessor has been among the most active developers, managers and redevelopers of shopping centers in the U.S. The Operating Partnership's current development activities are described under "Recent Developments."

  ACQUISITIONS. The Operating Partnership intends selectively to acquire individual properties and portfolios of properties that meet its investment criteria as opportunities arise. Management believes that consolidation is occurring within the shopping center industry, creating opportunities for the Operating Partnership to acquire selected individual properties and portfolios of shopping centers. Management also believes that its extensive experience in the shopping center business, access to capital markets, familiarity with real estate markets and advanced management systems will allow it to evaluate, execute and integrate acquisitions competitively. Furthermore, management believes that the Operating Partnership will be able to manage and operate acquired properties on a cost effective basis as a result of (i) the scope of the Operating Partnership's existing portfolio and

(ii) the economies of scale of the regional mall business. Additionally, the Operating Partnership may be able to acquire properties on a tax-advantaged basis for the transferors through the issuance of its units of limited partnership ("OP Units"). The Operating Partnership may also be able to acquire properties through public or private debt financings or through equity financings of the Company. The consent of the lenders under certain of the Operating Partnership's long term debt agreements may be required in connection with substantial property acquisitions. See "Recent Developments."

FINANCING STRATEGY

  Management seeks to maintain a well-balanced, conservative and flexible capital structure by: (i) targeting a ratio of debt to total market capitalization of approximately 50% or lower; (ii) managing and sequencing the maturity dates of its debt; (iii) borrowing primarily at fixed rates, and hedging floating rate indebtedness where appropriate; (iv) decreasing the proportion of borrowings done on a secured basis and increasing the amount of unencumbered cash flow and properties; (v) maintaining conservative debt service and fixed charge coverage ratios; (vi) pursuing liquidity and financial flexibility by maintaining cash reserves and substantial availability under its revolving credit facility; and (vii) as the Operating Partnership's Funds From Operations ("FFO") grows, gradually reducing the payout ratio and retaining more FFO for capital needs. Management believes that these strategies have enabled and should continue to enable the Operating Partnership to access the debt and equity capital markets for their long-term requirements such as debt refinancings and financing for development and acquisitions of additional properties and portfolios of properties. It is the Company's policy that Simon DeBartolo Group, Inc. shall not incur indebtedness other than short-term trade, employee compensation, distributions payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead by incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership, its subsidiaries and affiliates.


                              RECENT DEVELOPMENTS


THE MERGER

  On August 9, 1996, pursuant to an Agreement and Plan of Merger, dated as of March 26, 1996, as amended, among the Company, Day Acquisition Corp., an Ohio corporation and a subsidiary of the Company ("Sub"), and DRC, Sub was merged with and into DRC (the "Merger"). The Merger and certain other related matters were approved by stockholders of the Company and shareholders of DRC at their special meetings held on August 7, 1996 and August 6, 1996, respectively.

  In connection with the Merger, outstanding shares of common stock of DRC, par value $.01 per share, were converted into the right to receive 0.68 shares of common stock of the Company, plus cash in lieu of any fractional shares. As a result, shareholders of DRC received approximately 37.9 million shares of common stock of the Company. In addition, all of the limited partners of SPG, LP and the Company, as general partner of SPG, LP, contributed an aggregate 49.5% interest of the outstanding partnership units of SPG, LP and an additional 49.5% interest in the profits of SPG, LP to the Operating Partnership, in exchange for a majority of the partnership interests in the Operating Partnership.

  For financial reporting purposes, the completion of the Merger and related transactions resulted in a reverse acquisition, directly or indirectly, of 100% of the net assets of DeBartolo Realty Partnership, L.P. ("DRP, LP"). See "Accounting Treatment of the Merger and the Other Related Transactions."

ACQUISITIONS, DEVELOPMENT AND EXPANSION

  Since December 1994, the Operating Partnership has continued to acquire, develop, expand and renovate its portfolio. Such projects have historically been, and the Operating Partnership expects that in the future they will continue to be, financed principally with existing credit facilities, equity financings by the Company and cash flow from operations.

COMPLETED ACQUISITIONS

  The Operating Partnership selectively acquires individual properties and portfolios of properties that meet its investment criteria as opportunities arise. Since December 1994 the Company and DRC have completed 14 acquisitions resulting in an addition of approximately 4.5 million square feet of GLA to the Portfolio Properties from such acquisitions in properties in which the Company or DRC had previously owned no interests. The table below gives certain information regarding recently completed acquisitions.

@@

      Name                  Location             Date of             % Interest        Operating                        Percent
                                                Completion             Acquired     Partnership's %                   Leased(1) as
                                                                                    Interest as of   Total GLA.             of
                                                                                     June 30, 1996   (Sq. Ft.)        June 30, 1996

Independence Center       Independence, MO     December, 1994              100%              100%    1,033,566                77.3%

Orange Park Mall          Jacksonville, FL     December, 1994              100%              100%      850,963                90.1%

University Mall           Pensacola, FL        December, 1994              100%              100%      712,013                82.0%

Broadway Square           Tyler, TX            December, 1994              100%              100%      573,142                93.7%

White Oaks Mall           Springfield, IL      February, 1995               50%               77%      903,839                94.4%

Miami International Mall  Miami, FL            July, 1995,                  23%               60%      972,281                95.7%
                                               March, 1996

University Center         South Bend, IN       July, 1995                   10%               60%      150,533                97.8%

University Park Mall      South Bend, IN       July, 1995                   10%               60%      870,002                95.6%

Crossroads Mall           Omaha, NE            August, 1995                 50%              100%      884,356                91.8%

East Towne Mall           Knoxville, TN        September, 1995              50%              100%      977,042                79.7%

Smith Haven Mall          Lake Grove, NY       December, 1995               25%               25%    1,348,232                84.9%

Biltmore Square           Asheville, NC        January, 1996                33%               67%      495,419                77.3%

Chesapeake Square         Chesapeake, VA       January, 1996                25%               75%      704,785                79.9%

Ross Park Mall            Pittsburgh, PA       April, 1996                  39%            89%(2)    1,273,446                93.1%

North East Mall           Hurst, TX            October, 1996                50%            50%(3)    1,140,403                87.7%

__________

(1)Represents the percentage of Owned GLA leased.

(2)The Operating Partnership receives 100% of the economic ownership interest in the property and has exercised its option to acquire the remaining 11% of the ownership effective January 1997.

(3)In connection with the settlement of certain outstanding litigation, the Operating Partnership acquired on October 4, 1996, for cash, an additional 20% limited partnership interest in Hurst Mall Company. At the same time, the Operating Partnership exercised its option to acquire the remaining 30% limited partnership interest in Hurst Mall Company owned by the Simons in exchange for units ("OP Units") in the Operating Partnership, as well as the Simon's 50% general partnership interest which the Operating Partnership acquired for nominal consideration. The Simons had previously contributed to the Operating Partnership in exchange for OP Units, the right to receive distributions relating to its 50% general partnership interest.

COMPLETED DEVELOPMENTS AND NEW DEVELOPMENTS UNDER CONSTRUCTION

  The Operating Partnership continues to develop regional malls, power centers and specialty centers in selected growing metropolitan markets. The Operating Partnership undertakes such development on a selected basis and believes that it has a competitive advantage in doing so as a result of its development expertise, the breadth and depth of its relationships with retailers and its access to capital. The table below gives certain information regarding recently completed developments and new developments under construction.

@@

       ACTUAL OR EXPECTED                  NAME                  LOCATION             OPERATING         TOTAL GLA        PERCENT
       DATE OF COMPLETION                                                           PARTNERSHIP'S       (SQ. FT.)     LEASED(1) AS
                                                                                     % INTEREST                            OF
                                                                                                                      JUNE 30, 1996
Completed Developments:

September, 1995                  Circle Centre             Indianapolis, IN                 15%             790,476        94.3%

September, 1995                  Seminole Towne Center     Sanford, FL                      45%           1,137,374        85.2%

October, 1995                    Lakeline Mall             North Austin, TX                 50%           1,109,324        88.9%

July, 1996                       Cottonwood Mall           Albuquerque, NM                 100%           1,035,000        87.4%(2)

                                                                                                         __________
                                                                                          Total           4,072,174
New Developments Under Construction:

4th Qtr. 1996                    Ontario Mills             Ontario, CA                      25%           1,400,000       N/A

4th Qtr. 1996                    Indian River Mall         Vero Beach, FL                   50%             754,000       N/A

4th Qtr. 1996                    Tower Shops at            Las Vegas, NV                    50%              80,000       N/A
                                 Stratosphere

1st Qtr. 1997                    Indian River Commons      Vero Beach, FL                   50%             265,000       N/A

3rd Qtr. 1997                    The Source                Long Island, NY                  50%             730,000       N/A

4th Qtr. 1997                    Arizona Mills             Tempe, AZ                        25%           1,225,000       N/A

4th Qtr. 1997                    Grapevine Mills           Grapevine, TX                    37%           1,450,000       N/A
                                                                                                         __________
                                                                                          Total           5,904,000

__________

(1)Represents the percentage of Owned GLA leased.

(2)Percent leased as of opening on July 31, 1996.

EXPANSIONS AND RENOVATIONS

  The Operating Partnership has recently completed several expansions or renovations of Portfolio Properties and has a number of projects under construction or in the final stages of pre-construction development, including several existing Portfolio Properties which have significant expansion opportunities. Such projects typically involve the addition of one of more anchor stores and/or additional mall space. The table below gives certain information regarding recently completed expansions or renovations and expansion or renovation projects currently under construction.

ACTUAL OR EXPECTED               NAME               LOCATION  PERCENT LEASED(1)
DATE OF COMPLETION                                               AS OF JUNE 30,
                                                                          1996
Completed Expansions and Renovations:

August, 1995               Biltmore Square      Asheville, NC             77.3%

November, 1995             Tippecanoe Mall      Lafayette, IN             80.7%

November, 1995             Ingram Park Mall     San Antonio, TX           89.2%

November, 1995             Barton Creek Square  Austin, TX                87.2%

November, 1995             Cheltenham Square    Philadelphia, PA          94.4%

November, 1995             Bay Park Square      Green Bay, WI             87.3%

November, 1995             Coral Square         Coral Springs, FL         86.2%

November, 1995             Lima Mall            Lima, OH                  93.6%

November, 1995             Glen Burnie Mall     Glen Burnie, MD           89.9%

Expansions and Renovations Currently Under

Construction:

October, 1996              University Park Mall South Bend, IN            95.6%

November, 1996             Summit Mall          Akron, OH                 80.7%

November, 1996             College Mall         Bloomington, IN           86.3%

November, 1996             Greenwood Plus       Greenwood, IN            100.0%

November, 1996             Lafayette Square     Indianapolis, IN          85.3%

March, 1997                Chautauqua Mall      Lakewood, NY              65.8%

May, 1997                  Tippecanoe Plaza     Lafayette, IN            100.0%

September, 1997            Muncie Mall          Muncie, IN                89.1%

September, 1997            Forum Shops at       Las Vegas, NV             95.9%
                           Caesars

September, 1997            Aventura Mall        Miami, FL                 96.6%

Fall, 1998                 Florida Mall         Orlando, FL               98.4%
__________

(1) Represents the percentage of Owned GLA leased.

  Pre-construction development continues on a number of project expansions, renovations and anchor additions at over 50 properties, including significant activity at properties such as Irving Mall in Irving, Texas; La Plaza in McAllen, Texas; North East Mall in Hurst, Texas; Prien Lake Mall in Lake Charles, Louisiana; Southern Park Mall in Youngstown, Ohio; University Mall in Pensacola, Florida; Mission Viejo Mall in Mission Viejo, California; and Northgate Mall in Seattle, Washington. The Operating Partnership expects to commence construction on many of these projects in the next 12 to 24 months.

FINANCINGS AND INDEBTEDNESS

  On April 19, 1995, the Company completed an offering of 6,000,000 shares of common stock, and on May 10, 1995 the underwriters exercised a portion of the over-allotment option granted them in connection with that offering aggregating 241,845 shares generating net proceeds of $142 million. These proceeds were contributed to SPG, LP in exchange for partnership units and subsequently used to repay a term loan and pay down amounts outstanding on an unsecured revolving credit facility.

  On October 27, 1995, the Company completed a $100 million private equity placement of 4,000,000 shares of Series A convertible preferred stock (the "Series A Preferred Shares") with Algemeen Burgerlijk Pensioenfonds ("ABP"). The holder of the Series A Preferred Shares votes with the holders of the Company's common stock on all matters. The Company contributed the proceeds of this private equity placement to SPG, LP, in exchange for preferred units in
SPG, LP which are entitled to preferential distributions equal to the dividends paid on the Series A Preferred Shares held by ABP.

  On September 6, 1996, the Operating Partnership filed a shelf registration statement (pursuant to which this Prospectus Supplement and the accompanying Prospectus are issued) with the Securities and Exchange Commission to provide for the offering, from time to time, of up to $750 million aggregate principal amount of unsecured debt securities of the Operating Partnership. Upon effectiveness of this shelf registration statement the Company intends to cause SPG, LP to withdraw its current shelf registration statement, which provides for the offering, from time to time, by SPG, LP of unsecured debt securities, or otherwise terminate its reporting obligations under the Securities Exchange Act of 1934, as amended.

  On September 10, 1996, the Operating Partnership retired the DRC secured line of credit, which bore interest at LIBOR plus 175 basis points, with proceeds from SPG, LP's two unsecured credit facilities, which bore interest at LIBOR plus 132.5 basis points.

  On September 20, 1996, the Securities and Exchange Commission declared effective a shelf registration statement filed by the Company to provide for the offering, from time to time, of up to $750 million aggregate public offering price of common stock, preferred stock, depositary shares and warrants of the Company. On September 27, 1996, pursuant to such shelf registration statement, the Company completed a $200 million public offering (the "Preferred Offering") of 8,000,000 shares of 8 3/4 % Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Shares"), generating net proceeds of approximately $193 million. The Company contributed the proceeds of such offering to the Operating Partnership in exchange for preferred units in the Operating Partnership, the terms of which are substantially identical to those applicable to the Series B Preferred Shares. The Operating Partnership used the net proceeds to repay $142.8 million of outstanding mortgage indebtedness and $50.2 million under SPG, LP's two unsecured credit facilities.

  On September 27, 1996, the Operating Partnership obtained a $750 million, unsecured, three-year credit facility (the "Credit Facility"), which will initially bear interest at LIBOR plus 90 basis points, and retired the outstanding borrowing of SPG, LP in the aggregate principal amount of $323 million under SPG, LP's two unsecured credit facilities, which bore interest at LIBOR plus 132.5 basis points. The Credit Facility increases the Operating Partnership's available capital by $150 million.

  As of June 30, 1996, the Operating Partnership had consolidated debt on a pro forma basis (presenting information as if the Offering (as herein defined), the Preferred Offering and the Merger had been completed as of June 30, 1996) of $3,488.4 million (including $140.2 million applicable to minority interests) and the Operating Partnership's allocable share of unconsolidated debt of the Joint Venture Properties on a pro forma basis as of June 30, 1996 giving effect to the Merger was $370.8 million. Scheduled maturities of this debt for periods reflected are as follows:

   YEAR OF MATURITY         CONSOLIDATED       ALLOCABLE SHARE     TOTAL DEBT
                              DEBT(1)         OF JOINT VENTURE
                                                    DEBT
                                               (in thousands)

    1996 (7/1 to 12/31)   $      63,079(2)         $  3,041           $  66,120
                   1997          30,000               3,669              33,669
                   1998         440,480(3)           70,833             511,313
                   1999         230,274              40,615             270,889
                   2000         326,249              55,490             381,739
                   2001         659,328                   0             659,328
                   2002         462,542              26,282             488,824
                   2003         348,519              71,488             420,007
                   2004         188,489                   0             188,489
                   2005          95,250              61,635             156,885
                   2006         300,000              37,750             337,750
                   2007         212,977                   0             212,977
             Thereafter         126,667                   0             126,667
                              _________             _______           _________
               Subtotal       3,483,354             370,803           3,854,657
              Other (4)           4,593                  --               4,593
                              _________             _______           _________
                  Total       3,488,447            $370,803          $3,859,250
                              =========            ========          ==========
__________

(1) This table reflects that the proceeds of the Series B Preferred Shares were used to retire $65,600 maturing in 1996, $77,200 maturing in 1997 and $34,400 maturing in 1998. Additionally reflected are the net proceeds of the
  Offering which are expected to retire $72,103 maturing in 1996, $186,499 maturing in 1998 and $38,398 maturing in 1999. See "Use of Proceeds."

(2) $63,079 has received a commitment to be extended for up to three years.

(3) Includes $152,101 then outstanding on the credit facilities.

(4) Amount reflects the adjustment of DRC's indebtedness to fair market value. See "Pro Forma Combined Condensed Financial Information."

                                USE OF PROCEEDS

  The net proceeds to the Operating Partnership from the sale of the Notes offered hereby, after deducting total expenses estimated to be approximately $3 million, are estimated to be approximately $297 million. The Operating Partnership intends to use substantially all of the proceeds of the Offering to repay existing mortgage indebtedness of approximately $110.5 million, and to reduce the amount outstanding under the Credit Facility by approximately $186.5 million. Pending such use, the net proceeds may be invested in short-term income producing investments such as commercial paper, government securities or money market funds that invest in government securities. On , 1996, the weighted average interest rate on the interim indebtedness expected to be repaid with the aggregate net proceeds of the Offering and the weighted average maturity of such indebtedness, were 7.16% and 2.52 years, respectively.


     ACCOUNTING TREATMENT OF THE MERGER AND THE OTHER RELATED TRANSACTIONS

  For financial reporting purposes, the completion of the Merger and related transactions resulted in a reverse acquisition, directly or indirectly, of 100% of the net assets of DeBartolo Realty Partnership, L.P. ("DRP, LP"). Although SPG was the accounting acquirer, DRP, LP (now the Operating Partnership) will be the primary operating partnership through which the future business of the Company will be conducted. However, SPG was the accounting acquirer upon completion of the Merger and related transactions and has majority control of DRP, LP. SPG's initial operating partnership, SPG, LP, is the predecessor to DRP, LP for financial statement purposes. Accordingly, the financial statements and ratios disclosed by the Operating Partnership for the post-merger periods will reflect the reverse acquisition of DRP, LP by SPG using the purchase method of accounting and for all pre-merger comparative periods, the financial statements and ratios disclosed by the Operating Partnership will reflect the financial statements of SPG, LP, as the predecessor to the Operating Partnership for financial statrement purposes.

                                CAPITALIZATION

  The following table sets forth the historical capitalization of SPG, LP and DRP, LP as of June 30, 1996, and the capitalization of Simon-DeBartolo Group, L.P. ("SDG, LP"), as adjusted to give effect to the Merger and related transactions thereto, as further adjusted to give effect to the Merger and related transactions thereto and the Preferred Offering, and as further adjusted to give effect to the Merger and related transactions thereto, the Preferred Offering and the issuance of the Notes and the anticipated use of the proceeds thereof as described under "Use of Proceeds" (the "Offering"):

@@

                                                                        SDG, LP
                                                             _________________________________
                                                                                   As Adjusted
                                      Historical                            As        for the
                                   _____________________              Adjusted for  Merger, the
                                     SPG, LP                    As      the Merger   Preferred
                                      (THE                    Adjusted  and the      Offering
                                   PREDECESSOR                for the   Preferred     and the
                                    to SDG, LP)   DRP, LP     Merger     Offering     Offering
Mortgage Debt                          $1,868     $1,418      $3,290      $3,147     $3,336
Credit Facilities(1)                      311         62         373         339        152
Total Debt                               2179       1480        3663        3486       3488
Partners' Equity
Series A Preferred Units,
      4,000,000 units authorized,
      issued and outstanding(2)           100         --         100         100        100
Series B Preferred Units,
      9,200,000 units authorized,
      8,000,000 units issued and o         --         --          --         193        193
General Partners(3)                       107         -3        1023        1023       1023
Limited Partners(3)                        69         -2         643         643        643
Unamortized Restricted Stock Award         -6          --         -6          -6         -6
Total Partners' Equity                    270         -5        1760        1953       1953
Total Capitalization                   $2,449     $1,475      $5,423      $5,439       5441

___________________@@

(1) On September 27, 1996, SDG, LP obtained a $750 million, unsecured, three-year credit facility (the "Credit Facility"), which will initially bear interest at LIBOR plus 90 basis points, and retired the outstanding borrowing of SPG, LP in the aggregate principal amount of $323 million under SPG, LP's two unsecured credit facilities, which bore interest at LIBOR plus
   132.5 basis points. The Credit Facility increases the Operating Partnership's available capital by $150 million.

(2) The Company is entitled to preferred distributions from SPG, LP and the Operating Partnership equal to the dividends paid by the Company on the Series A Preferred Shares and the Series B Preferred Shares, respectively.

(3) Units issued and outstanding of SPG, LP Historical (the Predecessor to SDG,
   LP), SDG, LP As Adjusted for the Merger, SDG, LP As Adjusted for the Merger and the Preferred Offering and SDG, LP As Adjusted for the Merger, the Preferred Offering and the Offering, respectively, are as follows:

                                                         ISSUED AND OUTSTANDING AS OF JUNE 30, 1996
                                                                   SDG, LP
                             SPG, LP                 AS                      AS              AS ADJUSTED FOR THE MERGER,
                            HISTORICAL         ADJUSTED FOR THE     ADJUSTED FOR THE MERGER   THE PREFERRED OFFERING AND
                         (THE PREDECESSOR)          MERGER             AND THE PREFERRED             THE OFFERING
                                                                                  OFFERING
General Partners             58,560,225             96,448,745            96,448,745                96,448,745
Limited Partners             37,282,628             60,541,092            60,541,092                60,541,092

                        SELECTED FINANCIAL AND OPERATING DATA

  The following tables set forth certain selected financial and operating data on a historical basis for SPG, LP, the Predecessor of SDG, LP, and pro forma historical financial data of SDG, LP for the respective periods presented. The financial statements of SDG, LP for the post-merger periods will reflect the reverse acquisition of DRP, LP by SPG using the purchase method of accounting and for all pre-merger comparative periods the financial statements disclosed by SDG, LP will reflect the financial statements of its Predecessor, SPG, LP. See "Accounting Treatment of the Merger and the Other Related Transactions." The historical financial information should be read in conjunction with the financial statements and notes thereto incorporated by reference into the accompanying Prospectus. The pro forma combined balance sheet data as of June 30, 1996 is presented as if the Offering, the Preferred Offering and the Merger and related transactions thereto had occurred on June 30, 1996. The unaudited pro forma combined operating data for the six month period ended June 30, 1996 and the year ended December 31, 1995 are presented as if the Offering, the Preferred Offering and the Merger and related transactions had occurred as of January 1, 1995 and were carried forward through June 30, 1996. SPG, LP was the acquirer in the merger transaction for accounting purposes. The pro forma financial information does not purport to represent what the actual financial position or results of operation would have been as of the period or for the periods indicated, nor does it purport to represent any future financial position or results of operations for any future period. The pro forma financial information should be read in conjunction with the financial statements and notes thereto incorporated by reference into the accompanying Prospectus.

                       SIMON-DEBARTOLO                   SIMON PROPERTY GROUP, L.P.                      SIMON PROPERTY GROUP
                    GROUP, L.P. (SDG, LP)           (SPG, LP, THE PREDECESSOR OF SDG, LP)            (THE PREDECESSOR OF SPG, LP)
                    _____________________   ______________________________________________________  ______________________________
                     PRO FORMA  PRO FORMA   FOR THE    FOR THE    FOR THE    FOR THE     FOR THE     FOR THE    FOR THE    FOR THE
                    FOR THE SIX  FOR THE  SIX MONTHS SIX MONTHS YEAR ENDED YEAR ENDED  PERIOD FROM   PERIOD      YEAR       YEAR
                   MONTHS ENDED   YEAR       ENDED      ENDED    DECEMBER   DECEMBER   DECEMBER 20    FROM       ENDED      ENDED
                     JUNE 30,     ENDED    JUNE 30,   JUNE 30,   31, 1995   31, 1994       TO       JANUARY 1  DECEMBER   DECEMBER
                       1996     DECEMBER     1996       1995                          DECEMBER 31,     TO      31, 1992      31,
                                   31,                                                    1993    DECEMBER 19,              1991
                                  1995                                                                1993
                                        (IN THOUSANDS EXCEPT PER UNIT DATA, PORTFOLIO PROPERTY DATA AND RATIOS)
OPERATING DATA:
Total Revenue       $461,536    $889,714   $283,204   $260,255   $553,657   $473,676     $18,424    $405,869   $400,852   $378,029
  Expenses:
   Operating
         Expenses    169,257     318,280    107,773    100,078    209,782    183,433        4,095    175,801    176,682    173,923
   Depreciation and
         Amortization 89,244     162,353     51,307     43,197     92,739     75,945        2,051     60,243     58,104     56,033
   Interest
         Expense(1)  130,542     245,886     79,134     75,657    150,224    150,164       3,548     156,909    178,075    159,798

  Income (Loss)
   before
   Extraordinary
   Items              83,214     179,142     47,800     45,735    101,505     60,308       8,707       6,912    (11,692)   (15,865)
  Net Income (Loss)  $83,214    $179,142    $47,535    $45,487    $98,220    $42,328    $(21,774)    $33,101    (11,692)   (15,865)
PreferredDividends    12,812      18,990      4,062          -      1,490          -           -          -          -           -

Net Income (Loss)
  available to
  unit holders        70,402     160,152     43,473     45,487     96,730     42,328     (21,774)     33,101    (11,692)   (15,865)
  Net Income per       $0.45       $1.04      $0.45      $0.51      $1.08      $0.71       $0.11         N/A        N/A        N/A
   unit before
   extraordinary
   items
  Net Income per       $0.45       $1.04      $0.45      $0.51      $1.04      $0.50      $(0.28)        N/A        N/A        N/A
   unit(2)
  Distributions        $0.99       $1.97      $0.99      $0.95      $1.97      $1.90         -           N/A        N/A        N/A
   per unit


                       SIMON-DEBARTOLO                   SIMON PROPERTY GROUP, L.P.                      SIMON PROPERTY GROUP
                    GROUP, L.P. (SDG, LP)           (SPG, LP, THE PREDECESSOR OF SDG, LP)            (THE PREDECESSOR OF SPG, LP)
                    _____________________   ______________________________________________________  ______________________________
                     PRO FORMA  PRO FORMA   FOR THE    FOR THE    FOR THE    FOR THE     FOR THE     FOR THE    FOR THE    FOR THE
                    FOR THE SIX  FOR THE  SIX MONTHS SIX MONTHS YEAR ENDED YEAR ENDED  PERIOD FROM   PERIOD      YEAR       YEAR
                   MONTHS ENDED   YEAR       ENDED      ENDED    DECEMBER   DECEMBER   DECEMBER 20    FROM       ENDED      ENDED
                     JUNE 30,     ENDED    JUNE 30,   JUNE 30,   31, 1995   31, 1994       TO       JANUARY 1  DECEMBER   DECEMBER
                       1996     DECEMBER     1996       1995                          DECEMBER 31,     TO      31, 1992      31,
                                   31,                                                    1993    DECEMBER 19,              1991
                                  1995                                                                1993
                                        (IN THOUSANDS EXCEPT PER UNIT DATA, PORTFOLIO PROPERTY DATA AND RATIOS)
2 Weighted
   average
   units
   outstanding   156,896,812 153,809,452     95,754     89,868     92,666     84,510       78,447        N/A        N/A        N/A


BALANCE SHEET
DATA:
  Investment in
   Real Estate,
   net            $5,211,194(3)      N/A $2,154,506 $1,872,165 $2,009,344 $1,829,111  $ 1,350,360      N/A   $1,156,009 $1,143,050
  Cash and cash
   equivalents        92,894         N/A     65,556     79,827     62,721    105,139      110,625      N/A       42,682     31,840
  Total Assets     5,733,464         N/A  2,679,076  2,286,907  2,556,436  2,316,860    1,793,654      N/A    1,494,289  1,432,028
  Total Debt(4)    3,488,447         N/A  2,178,539  1,825,453  1,980,759  1,938,091    1,455,884      N/A    1,711,778  1,548,292
  Owner's Equity
   (Deficit)      $1,953,045         N/A $  269,685   $249,191 $  319,638 $  101,693   $   56,553      N/A   $(565,566)  $(418,697)
OTHER DATA:
  Cash flow
   provided by
   (used in):
   Operating
         activities $168,830    $303,236    $90,634    $80,830   $194,336   $128,023         N/A         N/A        N/A        N/A
   Investing
         activities (128,243)   (306,421)   (70,010)   (28,495)  (222,679)  (266,772)        N/A         N/A        N/A        N/A
   Financing
         activities  (65,517)    (88,481)   (17,789)   (77,647)   (14,075)    133,263        N/A         N/A        N/A        N/A
  Restated Funds
   from Operations  $170,081    $334,644   $ 99,212    $87,795    $197,909   $167,761        N/A         N/A        N/A        N/A
   (FFO) (5)
RATIO OF EARNINGS
  TO FIXED CHARGES
  OR COVERAGE
  DEFICIT(6)           1.58x       1.76x      1.54x      1.59x      1.67x      1.43x        3.36x      1.11x   $(12,821)  $(18,719)
OTHER RATIOS:
Ratio of EBITDA
  after minority
  interest to
  Fixed Charges
  and Preferred
  Stock
  Dividends(7)(8)       2.03x       2.07x      2.03x      2.07x      2.19x      2.15x        N/A         N/A        N/A        N/A
  Ratio of Debt to
   Adjusted Total
   Assets(9)           47.52%      46.00%     48.07%     47.13%     46.67%     50.76%        N/A         N/A        N/A        N/A
  Ratio of Secured
   Debt to
   Adjusted Total
   Assets(10)          41.74%      41.64%     41.52%     46.38%     42.32%     45.85%        N/A         N/A        N/A        N/A
  Ratio of
   Unencumbered
   Assets to
   Unsecured
   Debt(11)            3.51x       5.02x      3.43x     33.04x      5.47x      3.83x        N/A         N/A        N/A        N/A
Ratio of EBITDA
  after minority
  interest to
  interest expense
  (6)(12)              2.41x       2.44x      2.35x      2.23x      2.39x      2.36x        N/A         N/A        N/A        N/A
PORTFOLIO DATA:
  Total EBITDA(6)   $389,145    $760,880   $231,981  $ 208,027   $437,548   $386,835 $346,679(13)      N/A                $282,326
                                                                                                               $316,535
  EBITDA after
   minority
   interest(6)       331,692     650,307    184,936    169,363    357,158    307,372  256,169(13)      N/A      227,931    210,634
  Number of
   Portfolio
   Properties at
   End of Period         183         184        122        119        122        119          114      N/A          110        108
  Total GLA at End
   of Period
   (thousands of
   square feet)      109,845     109,300     62,304     58,097     62,232     58,200       54,042      N/A       52,404     51,375

__________

(1) Interest expense for the year ended December 31, 1994 includes $27.2 million of additional non-recurring contingent interest paid in connection with the refinancing of a Portfolio Property. The property lender was entitled to participate in the appreciated market value of the Portfolio Property upon refinancing. Management does not presently expect to enter into financing arrangements with similar participation features in the future. Accordingly, management considers the payment made to the lender unusual in nature. As explained in footnote (5) below, unusual or extraordinary items are excluded for purposes of computing FFO. Accordingly, this item has been excluded from FFO in this table and elsewhere in this Prospectus Supplement.

(2) Per unit data are reflected only for the periods from December 20, 1993 through June 30, 1996. Per unit data are not relevant for the historical combined financial statements of the Predecessor since such financial statements are a combined presentation of partnerships and corporations.

(3) For pro forma purposes, the Operating Partnership has combined investments in properties, partnerships and joint ventures. The Operating Partnership has not completed the allocation of the purchase price between these categories. The pro forma adjustments included in the unaudited pro forma combined financial statements are based upon currently available information and upon certain assumptions that management of the General Partners believes are reasonable. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

(4) Pro forma debt of the Operating Partnership as of June 30, 1996 includes $3,336.3 and $152.1 of mortgage indebtedness and outstanding indebtedness under the credit facilities, respectively. Historical debt of SPG, LP as of June 30, 1996 and 1995 and December 31, 1995 includes $1,867.5 million, $1,694.7 million and $1,784.8 million, respectively, of mortgage indebtedness and $311.0 million, $130.8 million and $196.0 million, respectively, of outstanding indebtedness under the credit facilities, respectively.

(5) Funds from Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means net income without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on ownership interest, of FFO of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. FFO is presented to assist investors in analyzing the performance of the Operating Partnership. The Operating Partnership's method of calculating FFO may be different from the methods used by other REITs. FFO
  (i) does not represent cash flows from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of FFO. The modified definition provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income in arriving at FFO. The modified definition was adopted beginning in 1996. Additionally the FFO for prior periods have been restated to reflect the new definition in order to make the amounts comparative.

 The following table reconciles pro forma combined net income of the Operating Partnership to pro forma FFO for the six months ended June 30, 1996 and for the year ended December 31, 1995:

                                                        FOR THE SIX                  FOR THE YEAR
                                                       MONTHS ENDED                      ENDED
                                                       JUNE 30, 1996               DECEMBER 31, 1995
                                                                     (IN THOUSANDS)

Pro forma combined net income of the Operating
 Partnership                                                  $ 83,214                      $179,142
 Plus:
  Depreciation and amortization less minority
      interests for consolidated properties
      plus the Operating Partnership's share
      from unconsolidated affiliates                            99,679                       176,238
 Less:
  Operating Partnership's share of gains on
      sales of assets                                                -                        (1,746)
  Preferred distributions                                      (12,812)                      (18,990)
                                                              _________                     ________
Pro forma FFO of the Operating Partnership                    $170,081                      $334,644
                                                              ========                      ========
Pro forma FFO allocable to the General
  Partners                                                    $104,430                      $202,794
                                                              ========                      ========
Pro forma allocable to the Limited Partners                   $ 65,651                      $131,850
                                                              ========                      ========


(6)For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of principal.

(7)Total EBITDA represents earnings before interest, taxes, depreciation and amortization for all Portfolio Properties. EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all Portfolio Properties after distribution to the third-party joint venture partners. EBITDA (i) does not represent cash flow from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. Management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. The Operating Partnership's method of calculating EBITDA may be different from the methods used by other REITs. The Company's weighted average ownership interest in the operating results for the six months ended June 30, 1996 and 1995 was 61.1% and 58.5%, respectively, and was 60.3%, 55.2% and 52.2% in 1995, 1994 and
  1993, respectively. The Company's ownership interest in SPG, LP was 61.1% and 60.5% at June 30, 1996 and 1995, respectively, and was 61.0% and 56.4% at December 31, 1995 and 1994, respectively.

(8)For purposes of computing the ratio of EBITDA after minority interest to fixed charges and preferred stock dividends, fixed charges and preferred stock dividends consist of interest costs, whether expensed or capitalized and including the Operating Partnership's pro rata share of joint venture interest expense, the interest component of rental expense and amortization of principal, plus any dividends on outstanding preferred stock.

(9)As specified in the Indenture, Debt consists of indebtedness of the Operating Partnership and its consolidated subsidiaries, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion of indebtedness of unconsolidated joint ventures from borrowed money, secured indebtedness, reimbursement obligations in connection with letters of credit and capitalized leases. Adjusted Total Assets consist of the sum of: the result of multiplying the sum of the shares of the Company's Common Stock issued in the IPO and units of the Operating Partnership not held by the Company by the IPO Price of $22.25; the principal amount of consolidated debt of the Operating Partnership on the date of the IPO less any portion applicable to minority interests; the Operating Partnership's allocable portion of debt of unconsolidated joint ventures on the date of the IPO; the purchase price or cost of real estate assets acquired or developed after the date of the IPO; the value of the Merger, compiled as the sum of the purchase price including all related closing costs and the value of all outstanding indebtedness less any portion attributable to minority interests, including the Operating Partnership's allocable share, based on its ownership interest of outstanding indebtedness of unconsolidated joint ventures at the Merger date; and working capital. See "Description of the Notes - Certain Covenants."

(10)As specified in the Indenture, Secured Debt consists of Debt secured by a mortgage or other encumbrance on any property of the Operating Partnership or any Subsidiary. See "Description of the Notes - Certain Covenants."

(11)As specified in the Indenture, Unencumbered Assets is equal to Adjusted Total Assets multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA and the denominator of which is Annualized EBITDA. Unencumbered Annualized EBITDA means Annualized EBITDA less any portion attributable to assets serving as collateral for Secured Debt. As specified in the Indenture, Annualized EBITDA means Net Income for a period of four consecutive fiscal quarters, plus amounts deducted for interest, taxes, depreciation and amortization and provisions for losses or realized losses on properties, less gains on properties and with such other adjustments as are necessary to exclude the effect of extraordinary items, and as adjusted to reflect the assumption that income earned as a result of any assets having been placed in service since the end of such period had been earned, on an annualized basis, during such period. Unsecured Debt means Debt not secured by a mortgage or other encumbrance on any property of the Operating
  Partnership or any subsidiary. See "Description of the Notes - Certain Covenants."

(12)For purposes of computing the ratio of EBITDA After Minority Interest to Interest Expense, EBITDA After Minority Interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners. Interest expense includes the Company's pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.

(13)Represents the combined EBITDA and EBITDA After Minority Interest of the Portfolio Properties for the full year ended December 31, 1993.



                            BUSINESS AND PROPERTIES


THE PORTFOLIO PROPERTIES

   Management believes that the Portfolio Properties comprise the largest (measured by GLA) and most geographically diverse portfolio of any publicly traded REIT and that the Company has interests in more regional malls than any other publicly traded REIT. Management also expects that geographic diversification should mitigate the effects of regional economic conditions and local factors, and that diversified types of Portfolio Properties will reduce the impact of economic factors that may affect the retailers in any particular type of Portfolio Property. In addition, management believes that the large size of the portfolio should mitigate the effects of any other factors that may affect a limited group of shopping centers.

   No single income-producing Portfolio Property accounted for more than 1.4% of GLA as of June 30, 1996 or for more than 3.5% of the Operating Partnership's pro forma gross revenues for the six months ended June 30, 1996. No single retailer leased more than 10.9% of Owned GLA in the Portfolio Properties or represented more than 7.7% of the annualized base rent from these properties.

   The following table summarizes on a combined basis, as of June 30, 1996, certain information with respect to the Portfolio Properties, in total and by type of shopping center and retailer:


     TYPE OF PROPERTY(1)                  GLA              TOTAL          % OF OWNED         % OF OWNED
                                       (SQ. FT.)           OWNED            GLA(2)          GLA WHICH IS
                                                            GLA                                LEASED
                                                          (SQ. FT.)
Regional Malls(4)
  Mall Store                            32,255,514         32,255,514         49.4               83.2
  Freestanding                           1,251,647            599,826          0.9               93.6
     Subtotal                           33,507,161         32,855,340         50.3               83.4
  Anchor                                59,280,749         20,025,108         30.6               96.9
          Total                         92,787,910         52,880,448         80.9               88.5
Community Shopping Centers
  Mall Store                             3,882,220          3,801,130          5.9               90.3
  Freestanding                             768,648            284,809          0.4              100.0
  Anchor                                10,462,344          6,420,675          9.8               92.3
          Total                         15,113,212         10,506,614         16.1               91.8
Office Portion of Mixed-Use
  Properties                             1,943,676          1,943,676          3.0               93.4
          Total                        109,844,798         65,330,738        100.0               89.2

__________

(1) Here and elsewhere in this Prospectus Supplement, all of the GLA, Owned GLA, and base rent is reported for each Portfolio Property, even if the Operating Partnership has less than a 100% ownership interest in the Portfolio Property.

(2) Indicates the percentage of total Owned GLA represented by each category of space.

(3) Includes, here and elsewhere in this Prospectus Supplement, space for which, a lease has been executed, whether or not the space was then occupied. The table under "Additional Information" in this Prospectus Supplement indicates vacant anchor space as of June 30, 1996.

(4) Includes two specialty retail centers and retail space at four mixed-use properties.

REGIONAL MALLS

   Regional malls, specialty retail centers and the retail space at the mixed-use properties represented 84% of the Portfolio Properties' GLA, 81% of total Owned GLA and 85% of their total annualized base rent as of June 30, 1996. They range in size from 208,000 to 1.5 million square feet of GLA, with 107 having more than 400,000 square feet. Overall, the malls contain over 10,300 tenants, including approximately 450 anchors. As of June 30, 1996, 83.4% of the total Owned GLA at the regional malls was leased, at an average annualized base rent of $20.18 per square foot. (Data for specialty retail centers and the retail space at mixed-use properties are also included, without further reference, in all data in this section concerning regional malls. This additional retail space represents approximately 2% of the GLA in the regional malls.)

   The following table sets forth selected data for the mall and freestanding stores at regional malls:

               DATE                     NUMBER OF       TOTAL MALL AND     PERCENT OF OWNED       AVERAGE BASE RENT
                                       PROPERTIES      FREESTANDING (SQ.     GLA LEASED(2)           PER LEASED
                                                            FT.)(1)                                SQUARE FOOT(3)
June 30, 1996                                 117              32,855                 83.4%                 $20.18
June 30, 1995                                 115              31,503                 84.3                   18.80
December 31, 1995                             118              33,208                 85.5                   19.18
December 31, 1994                             115              31,570                 85.6                   18.37
December 31, 1993                             110              29,905                 85.9                   17.70
December 31, 1992                             109              29,642                 85.9                   16.85

__________

(1) In thousands.

(2) Occupancies for regional malls are generally lower in the initial part of the calendar year and higher in the latter part of the calendar year.

(3) Base rent does not include the effects of percentage rent or common area maintenance charges reimbursed by the tenants, nor does it consider the costs required to obtain new tenants.

LEASE EXPIRATIONS

   The following table sets forth scheduled expirations during each of the next eleven years of leases for mall stores and freestanding stores at the Operating Partnership's regional malls, assuming that none of the tenants exercises available renewal options:

                                                         APPROX. LEASED        AVG. BASE RENT PER         % OF TOTAL LEASED GLA
                                    NO. OF LEASES          AREA IN SQ.            SQ. FT. UNDER              REPRESENTED BY
   Year Ending December 31,            Expiring                 Ft.            Expiring Leases(1)          Expiring Leases(2)
1996 (7/1-12/31)                                210                370,588                     21.70                      1.4%
1997                                          1,138              2,474,960                     19.11                      9.0
1998                                          1,122              2,115,621                     21.88                      7.7
1999                                          1,027              2,243,284                     21.85                      8.2
2000                                          1,022              2,346,792                     22.24                      8.6
2001                                            922              2,329,297                     20.41                      8.5
2002                                            633              1,888,266                     20.90                      6.9
2003                                            698              1,941,386                     22.42                      7.1
2004                                            659              2,155,919                     20.90                      7.9
2005                                            639              2,209,795                     20.15                      8.1
2006                                            723              2,311,220                     21.87                      8.4
                                            _______             __________                    ______                     _____
          Total                               8,793             22,387,128                    $21.15                     81.7%

__________

(1)Represents the average base rent in effect on June 30, 1996 for those leases expiring for tenants paying base rent.

(2)Percentage of total leased Owned GLA of mall and freestanding stores in the regional malls as of June 30, 1996.

SALES

   The following table sets forth for each of the last four years at regional malls, the total retail sales (in millions) during the given year or period for those tenants who are required to report sales:

                             Total Tenant         Annual Percentage
          YEAR                  SALES                  INCREASE
1/1/96 to 6/30/96                  $2,801                      7.8%
1/1/95 to 6/30/95                   2,598                  N/A
1995                                6,098                      0.7%
1994                                6,053                      3.9
1993                                5,827                  N/A


ANCHORS

   As of June 30, 1996, almost all of the approximately 450 anchors in the Operating Partnership's regional malls are department stores and most are national retailers. Anchors space represents 64% of the GLA in the Operating Partnership's regional malls, and a majority own their stores, either in fee or subject to ground leases with the Operating Partnership. All but seven anchor stores in the regional malls were occupied as of June 30, 1996.

   The following table sets forth, as of June 30, 1996, certain information with respect to the anchors whose stores in the aggregate have over 600,000 square feet of GLA in the regional malls:


                                                                      ANCHOR-OWNED           TOTAL GLA
                                NUMBER OF        ANCHOR-LEASED          OR LAND-           Occupied by
       ANCHOR                    Stores               GLA              Leased GLA             ANCHOR
JC Penney Co., Inc.                86                7,094,185           5,254,480          12,348,665
Sears, Roebuck & Co.               80                2,531,655           9,178,545          11,710,200
Dillard Department Stores
  Inc.                             57                  545,124           7,490,297           8,035,421
Federated Department Stores
  Inc.                             40                2,657,585           4,072,995           6,730,580
The May Department Stores Co.      34                1,045,065           3,924,161           4,969,226
Montgomery Ward & Co., Inc.        33                1,131,838           3,426,491           4,558,329
Dayton Hudson Corp.                17                  348,226           1,313,628           1,661,854
Nordstrom Inc.                      4                  459,820             219,415             679,235
Belk Stores Group                   8                  392,403             283,701             676,104


MALL STORES AND FREESTANDING STORES

   There are nearly 10,000 mall and freestanding stores in the regional malls. Substantially all of these stores lease space from the Operating Partnership. Mall and freestanding stores represent approximately 32.9 million of the almost
52.9 million square feet of total Owned GLA of these properties, with no single mall or freestanding store or chain occupying more than 4.9% of the total Owned GLA in all Portfolio Properties or accounting for more than 9.9% of the total annualized base rent from these properties.

   The following table sets forth, as of June 30, 1996, certain information with respect to the ten mall and freestanding store tenants occupying the largest amounts of GLA paying the most annualized base rent in the regional malls:

                                                                     % OF TOTAL
                                                                      OWNED GLA
                                 NUMBER OF           TOTAL GLA        LEASED BY
       TENANT                   Stores Leased       (square feet)       Tenant
The Limited, Inc.                   474                3,223,147           4.9%
F.W. Woolworth Co.                  424                1,418,147           2.2
Melville Corp.                      229                  751,154           1.1
United States Shoe Corp.            155                  576,022           0.9
Petrie Stores Corp.(1)               86                  457,795           0.7
The Gap                              70                  423,219           0.6
Edison Brothers Stores, Inc.(1)     197                  419,070           0.6
United Artists Theatre Circuit,      16                  403,407           0.6
Inc.
County Seat Stores, Inc.             96                  389,439           0.6
The Musicland Group, Inc.           110                  380,675           0.6
                               _________               _________        _______
          Total                   1,857                8,442,075          12.9%
__________

(1) Tenant is currently operating under protection of Chapter 11 of the Bankruptcy Code.

COMMUNITY SHOPPING CENTERS

   The Operating Partnership has interests in 66 income-producing community shopping centers, with an aggregate of over 15 million square feet of GLA. Community shopping centers represented 14% of the Portfolio Properties' GLA, 16% of the total Owned GLA and 10% of the total annualized base rent as of June 30, 1996. With the exception of four centers, the community shopping centers range in size from 88,000 to 650,000 square feet of GLA. Overall, they contain over 1,100 tenants, including over 190 anchors. As of June 30, 1996, 91.8% of the total Owned GLA in community shopping centers was leased at an average annualized base rent of $7.44 per square foot.

   The following table sets forth selected data for the community shopping centers.


                                      Total Owned        Percent of         Average Base
                     Number of           GLA(1)          Owned GLA         Rent per Leased
DATE                 PROPERTIES       (SQUARE FEET         LEASED          SQUARE FOOT(2)
June 30, 1996            66               10,507             91.8%            $7.44
June 30, 1995            66               10,511             93.7              7.22
December 31, 1995        66               10,525             93.1              7.28
December 31, 1994        66               10,530             93.7              7.12

__________

(1)In thousands.

(2)Base rent does not include the effects of percentage rent or common area maintenance charges reimbursed by tenants, nor does it consider the costs required to obtain new tenants.

LEASE EXPIRATIONS

   The following table sets forth scheduled expirations during each of the next eleven years of leases for all types of tenants at the Operating Partnership's community shopping centers, assuming that none of the tenants exercises available renewal options:


                                                      Avg. Base Rent

                                       Approx. Leased   per Sq. Ft.  under % of Total Leased
                       No. of Leases    Area in Sq.       Expiring    GLA Represented by
YEAR ENDING DECEMBER 31  EXPIRING            FT.          LEASES(1)    EXPIRING LEASES(2)
    1996 (7/1-12/31)      15               101,073          $6.79              1.0%
    1997                  163              766,761           8.31              7.9
    1998                  166              557,281           9.75              5.8
    1999                  157              842,570           8.00              8.7
    2000                  140              790,426           7.99              8.2
    2001                  107              794,727           6.51              8.2
    2002                  40               378,710           7.84              3.9
    2003                  34               443,138           7.85              4.6
    2004                  29               300,671           8.20              3.1
    2005                  39               819,662           6.51              8.5
    2006                   24              702,294           6.37              7.3
               TOTAL      914              6,497,313               $7.61              67.4%

__________

(1)Represents the average base rent in effect on June 30, 1996 for those leases expiring for the tenants paying base rent.

(2)Percentage of total leased Owned GLA at community shopping centers as of June 30, 1996.

SALES

   The following table sets forth, for each of the last four years, at community shopping centers, the total retail sales (in millions) during the given year or period for those tenants who are required to report such sales.

                                              Annual Percentage
           YEAR       TOTAL PROPERTY SALES          INCREASE
1/1/96 to 6/30/96            $600                      6.3%
1/1/95 to 6/30/95             640                      N/A
1995                        1,419                      0.0
1994                        1,419                      7.5
1993                        1,319                      N/A

TENANTS

   There are over 190 anchors in the community shopping centers, most of which occupy at least 15,000 square feet of space. Anchor space represents 69% of the GLA in these properties, and unlike in regional malls, most anchors lease their space from the Operating Partnership. All but twelve of the anchor spaces in the community shopping centers are occupied as of June 30, 1996. No single anchor leases stores that in the aggregate constitute more than 12.4% of the total Owned GLA in the community shopping center portfolio and no anchor accounts for more than 7.6% of the total annualized base rent from these properties.

   There are nearly 1,000 mall and freestanding tenants in the community shopping centers. Substantially all of these stores lease space from the Operating Partnership. Mall and freestanding store space represents approximately 4.1 million of the 10.5 million square feet of Owned GLA of these properties. No single mall and freestanding store or chain occupies more than 0.15% of the total Owned GLA of all Portfolio Properties or accounts for more than 1.1% of the total annualized base rent from the community shopping centers.

   The following table sets forth, as of June 30, 1996, certain information relating to the ten tenants whose stores in the aggregate occupy the most square feet of GLA in the community shopping centers:


                                         Tenant     Total GLA
                       Number of         Leased     Occupied
TENANT                   STORES            GLA      BY TENANT

Kmart Corporation          19          1,047,425     1,305,464
Wal-Mart Stores, Inc       12             82,398     1,280,837
Service Merchandise        21            345,541     1,066,828
Company
Dayton Hudson Corp.         6            178,819       574,549
(Target)
TJX Companies               9            444,418       444,418
Dominick's Finer Foods,     5            239,407       443,909
Inc.
Montgomery Ward & Co.,      7            379,646       379,646
Inc.
Kohl's Department Stores,   5            378,747       378,747
Inc.
Burlington                  5            273,516       273,516
Tru Properties, Inc         7             46,000       264,202


SPECIALTY RETAIL CENTERS AND MIXED-USE PROPERTIES

   The income-producing Portfolio Properties include two specialty retail centers and four mixed-use properties. The two specialty retail centers, The Forum Shops at Caesars in Las Vegas, Nevada and Trolley Square in Salt Lake City, Utah, contain an aggregate of approximately 500,000 square feet of GLA. As of June 30, 1996, The Forum Shops' average base rent per leased square foot of mall store GLA was $60, while the rate at Trolley Square was $17 per leased square foot. Mall store sales for the 12 months
ended  June  30,  1996 and 1995 at The Forum Shops were   $1,194,   and   at
Trolley   Square   were   $275, respectively. As of June  30,  1996, 95.9% of
Owned GLA at The Forum Shops and 76.3% of Owned GLA at Trolley Square was leased or committed for lease.

   The mixed-use properties consist of Fashion  Center  at Pentagon   City  in
Arlington, Virginia, at which the Operating Partnership has an interest only in the retail and office portions of the complex; New Orleans Centre and CNG Tower in New Orleans, Louisiana; and two properties with almost exclusively office space, O'Hare International Center and Riverway in Rosemont, Illinois. These four properties contain an aggregate of approximately 2.0 million square feet of office space and approximately 1.4 million square feet of retail space. The mall store space at Fashion Center was 98.6% leased as of June 30, 1996, and mall store sales were $626 per leased square foot. The average base rent per leased square foot at Fashion Center was $41.98 at June 30, 1996. The mall store space at New Orleans Centre was 62.4% leased as of June 30, 1996, and mall store sales were $230 per leased square foot. The average base rent per leased square foot at New Orleans Centre was $22.63 at June 30, 1996. The office space at the mixed-use properties, including Riverway and O'Hare International Center, was 93.4% leased as of June 30, 1996 and had an average rent of $19.05 per leased square foot.

ADDITIONAL INFORMATION

   The following table sets forth certain information, as of June 30, 1996, regarding the Portfolio Properties:

                                       Ownership
                                       Interest        Partnership's                          Percent of Mall
                              (Expiration if Ground     Percentage      Year Buildt   Total   and Free-standing
NAME/LOCATION                           LEASE)(1)         INTEREST (2) OR ACQUIRED      GLA   GLA LEASE (3)         ANCHORS
REGIONAL MALLS
1. Alton Square, Alton, IL                   Fee             100.0%    Acquired 1993   545,656  58.9%  Famous Barr, JC Penney
2. Amigoland Mall, Brownsville, TX           Fee                100    Built 1974      560,352   76.4  Dillard's, JC Penney,
                                                                                                        Montgomery Ward
3. Anderson Mall, Anderson, SC               Fee                100    Built 1972      636,505   82.5  Gallant Belk, JC
                                                                                                        Penney, Sears, Uptons
4. Aventura Mall(4), Miami, FL               Fee               33.3    Built 1983      976,574   96.6  Lord & Taylor, Macy's,
                                                                                                        JC Penney, Sears
5. Avenues, The, Jacksonville, FL            Fee                 25    Built 1990    1,113,036   88.3  Dillard's, Gayfers,
                                                                                                        Sears, Parisian, JC Penney
6. Barton Creek Square, Austin, TX           Fee                100    Built 1981    1,380,814   87.2  Dillard's(5), Foley's,
                                                                                                        JC Penney,  Montgomery
                                                                                                        Ward, Sears
7. Battlefield Mall, Springfield, MO         Fee and Ground     100    Built 1970    1,127,051   87.7  Dillard's, JC Penney,
                                             Lease (2056)                                               Famous Barr, Sears,
                                                                                                        Montgomery Ward

8. Bay Park Square, Green Bay, Wisconsin     Fee                100    Built 1980      602,780   87.3  Kohl's, Montgomery
                                                                                                        Ward, Shopko, Elder-Beerman
9. Bergen Mall, Paramus, NJ                  Fee and Ground     100    Acquired 1987   953,498   85.1  Steinbach's, Stern's
                                             Lease(6)(2061)
10. Biltmore Square, Asheville, NC           Fee                66.7   Built 1989      494,283   77.3  Belk's, Dillard's,
                                                                                                        Profitt's
11. Boynton Beach Mall, Boynton Beach, FL    Fee                100    Built 1985    1,065,746   91.3  Burdines, Macy's,
                                                                                                        Mervyn's, JC Penney,
12. Broadway Square, Tyler, TX               Fee                100    Acquired 1994   571,704   93.7  Dillard's, JC Penney,
                                                                                                        Sears
13. Brunswick Square, East Brunswick, NJ     Fee                100    Built 1973      735,171   90.9  Macy's, JC Penney
14. Castleton Square, Indianapolis, IN       Fee                100    Built 1972    1,351,716   95.3  LS Ayres, Kohl's,
                                                                                                        Lazarus, Montgomery Ward,
                                                                                                        JC Penney, Sears
15. Century III Mall, Pittsburgh, PA         Fee                 50    Built 1979    1,289,750   86.8  Lazarus, Kaufman's,
                                                                                                        JC Penney, Sears
16. Century Consumer Mall, Merrillville, IN  Fee                100    Acquired 1982   398,665   65.5  Burlington Coat
                                                                                                        Factory(5), Montgomery
17. Charles Towne Square, Charleston, SC     Fee                100    Built 1976      463,303   39.9  Montgomery Ward,
                                                                                                        Service Merchandise, (8)
18. Chautauqua Mall, Lakewood, NY            Fee                100    Built 1971      425,644   65.8  Sears, (8)
19. Cheltenham Square, Philadelphia, PA      Fee                100    Built 1981      638,507   94.4  Clover, Home Depot,(8)
20. Chesapeake Square, Chesapeake, VA        Fee and Ground      75.   Built 1989      704,983   79.9  Profitt's, Leggett, JC
                                             Lease (2062)                                               Penney, Sears, Montgomery
                                                                                                        Ward

21. Cielo Vista Mall, El Paso, TX            Fee and Ground     100    Built 1974    1,194,474   90.3  Dillard's(5), JC
                                             Lease(9)(2027)                                             Penney, Montgomery Ward,
                                                                                                        Sears

                                     S-31

22. Circle Centre, Indianapolis, IN          Property Lease    14.7    Built 1995      797,846   94.3  Nordstrom, Parisian
                                              (2097)
23. College Mall, Bloomington, IN            Fee and Ground     100    Built 1965      697,179   86.3  JC Penney, Lazarus,
                                             Lease(10)(2048)                                            L.S. Ayres, Sears, Target

24. Columbia Center, Kennewick, WA           Fee                100    Acquired 1987   690,503   90.4  The Bon Marche,
                                                                                                        Lamonts, JC Penney, Sears
25. Coral Square, Coral Springs, FL          Fee                 50    Built 1984      939,414   86.2  Burdines(5), Mervyn's,
                                                                                                        JC Penney, Sears
26. Crossroads Mall, Omaha, NE               Fee                100    Acquired 1994   872,859   91.8  Dillard's, Sears,
                                                                                                        Younkers
27. Crystal River Mall, Crystal River, FL    Fee                100    Built 1990      425,091   75.8  Belk Lindsey, Kmart,
                                                                                                        JC Penney, Sears
28. Desoto Square, Bradenton, FL             Fee                100    Built 1973      701,611   83.3  Burdines, JC Penney,
                                                                                                        Sears, Dillard's
29. East Towne Mall, Knoxville, TN           Fee                100    Built 1984      977,227   79.7  Dillard's, JC Penney,
                                                                                                        Proffitt's, Sears,  Service
                                                                                                        Merchandise
30. Eastern Hills Mall, Buffalo, NY          Fee                100    Built 1971      990,851   88.6  Sears, Bon Ton, JC
                                                                                                        Penney, Kaufman's
31. Eastgate Consumer Mall, Indianapolis, IN Fee                100    Acquired 1981   462,968   84.2  Burlington Coat
                                                                                                        Factory, (8)
32. Eastland Mall, Tulsa, OK                 Fee                100    Built 1986      703,942   79.4  Dillard's, JC Penney,
                                                                                                        Mervyn's, Service
                                                                                                        Merchandise
33. Florida Mall, The, Orlando, FL           Fee                 50    Built 1986    1,119,884   98.4  Saks Fifth Avenue,
                                                                                                        Dillard's(5), Gayfers,  JC
                                                                                                        Penney, Sears
34. Forest Mall, Fond Du Lac, WI             Fee                100    Built 1973      486,224   87.6  JC Penney, Kohl's,
                                                                                                        Younkers, Prange Way
35. Forest Village Park Mall, Forestville, MDFee                100    Built 1980      417,206     84  JC Penney, Kmart
36. Fremont Mall, Fremont, NE                Fee                100    Built 1966      208,367   95.4  Price Store, JC
                                                                                                        Penney
37. Glen Burnie Mall, Glen Burnie, MD        Fee                100    Built 1963      450,178   89.9  Montgomery Ward
38. Golden Ring Mall, Baltimore, MD          Fee                100    Built 1974      719,437   87.1  Caldor, Montgomery
                                                                                                        Ward, The Hecht Company
39. Great Lakes Mall, Cleveland, OH          Fee                100    Built 1961    1,293,096   98.8  Dillard's(5),
                                                                                                        Kaufman's, JC Penney,
40. Greenwood Park Mall, Greenwood, IN       Fee                100    Acquired 1979 1,274,150     93  JC Penney, Lazarus,
                                                                                                        L.S. Ayres, Montgomery
                                                                                                        Ward, Sears, Servi
41. Gulf View Square, Port Richey, FL        Fee                100    Built 1980      811,426   87.6  Burdines, Dillard's,
                                                                                                        Montgomery Ward,  JC
                                                                                                        Penney, Sears
42. Heritage Park Mall, Midwest City, OK     Fee                100    Built 1978      636,889     74  Dillard's, Montgomery
                                                                                                        Ward, Sears
43. Hutchinson Mall, Hutchinson, KS          Fee                100    Built 1985      525,942   71.4  Dillard's, JC Penney,
                                                                                                        Sears, Service Merchandise,
                                                                                                        Wal-Mart
44. Independence Center, Independence, MO    Fee                100    Acquired 1994 1,033,566   77.3  Dillard's, The Jones
                                                                                                        Store Co., Sears
45. Ingram Park Mall, San Antonio, TX        Fee                100    Built 1979    1,134,426   89.2  Dillard's(5), Foley's,
                                                                                                        JC Penney, Sears
46. Irving Mall, Irving, TX                  Fee                100    Built 1971    1,127,213   83.9  Dillard's, Foley's, JC
                                                                                                        Penney, Mervyn's, Sears
47. Jefferson Valley Mall, Yorktown Heights, Fee                100    Built 1983      589,600   95.2  Macy's, Sears, Service
                                                                                                        Merchandise
48. La Plaza, McAllen, TX                    Fee and Ground     100    Built 1976      841,573   95.8  Dillard's, JC Penney,
                                             Lease(6)(2040)                                             Jones & Jones, Sears,
                                                                                                        Service Merchandi
49. Lafayette Square, Indianapolis, IN       Fee                100    Built 1968    1,244,957   85.3  JC Penney, LS Ayres,
                                                                                                        Lazarus, Sears,  Montgomery
                                                                                                        Ward
50. Lakeland Square, Lakeland, FL            Fee               49.9    Built 1988      901,818   85.9  Belk Lindsey,
                                                                                                        Burdines, Dillard's,
                                                                                                        Mervyn's, JC Penney, Sears

                                     S-32

51. Lakeline Mall, N. Austin, TX             Fee                 50    Built 1995    1,102,946   88.9  Dillard's, Foley's, JC
                                                                                                        Penney, Mervyn's, Sears
52. Lima Mall, Lima, OH                      Fee                100    Built 1965      753,314   93.6  Elder-Beerman,
                                                                                                        Lazarus, JC Penney,
53. Lincolnwood Town Center, Lincolnwood, IL Fee                100    Built 1990      441,169   94.9  Carson Pirie Scott,
                                                                                                        JC Penney
54. Longview Mall, Longview, TX              Fee                100    Built 1978      617,002   87.2  Dillard's(5), JC
                                                                                                        Penney, Sears, Wilson's
55. Machesney Park Mall, Rockford, IL        Fee                100    Built 1979      555,882   74.9  Kohl's, JC Penney,
                                                                                                        Younkers, (8)
56. Mall of the Mainland, Galveston, TX      Fee                65.0   Built 1991      779,014   56.2  Dillard's, JC Penney,
                                                                                                        Sears, Foley's
57. Markland Mall, Kokomo, IN                Ground Lease       100    Built 1968      391,231   86.7  Lazarus, Sears, Target
                                             (2041)
58. McCain Mall, N. Little Rock, AR          Ground Lease       100    Built 1973      775,378   97.4  Dillard's, JC Penney,
                                              (11)(2032)                                                M.M. Cohn, Sears
59. Melbourne Square, Melbourne, FL          Fee                100    Built 1982      733,842   83.2  Belk Lindsey,
                                                                                                        Burdines, Dillard's,
                                                                                                        Mervyn's, JC Penney
60. Memorial Mall, Sheboygan, WI             Fee                100    Built 1969      416,273     91  JC Penney, Kohl's,
                                                                                                        Sears
61. Miami International Mall, Miami, FL      Fee                 60    Built 1982      972,281   95.7  Burdines(5), Sears,
                                                                                                        Mervyn's, JC Penney
62. Midland Park Mall, Midland, TX           Fee                100    Built 1980      619,396     81  Dillard's(5), JC
                                                                                                        Penney, Sears
63. Miller Hill Mall, Duluth, MN             Fee                100    Built 1973      806,667   88.1  Glass Block, JC
                                                                                                        Penney, Montgomery Ward,
                                                                                                        Sears
64. Mission Viejo Mall, Mission Viejo, CA    Fee                100    Built 1979      815,466   70.2  Mullock's, Montgomery
                                                                                                        Ward,  Robinsons-May(5)
65. Mounds Mall, Anderson, IN                Ground Lease       100    Built 1965      409,437   75.6  Elder-Beerman, JC
                                             (2033)                                                     Penney, Sears

66. Muncie Mall, Muncie, IN                  Fee                100    Built 1970      499,683   89.1  JC Penney, L.S. Ayres,
                                                                                                        Sears
67. North East Mall, Hurst, TX               Fee                  50   Built 1971    1,140,403   87.7  Dillard's(5), JC
                                                                                                        Penney, Montgomery Ward,
                                                                                                        Sears
68. North Towne Square, Toledo, OH           Fee                100    Built 1980      750,886   72.9  Elder-Beerman, Lion,
                                                                                                        Montgomery Ward
69. Northfield Square, Bradley, IL           Fee                31.6   Built 1990      533,002   72.1  Sears, Carson Pirie
                                                                                                        Scott, JC Penney, Venture
70. Northgate Mall, Seattle, WA              Fee                100    Acquired 1987 1,049,978     92  The Bon Marche,
                                                                                                        Lamonts, Nordstrom, JC
                                                                                                        Penney
71. Northwoods Mall, Peoria, IL              Fee                100    Acquired 1983   666,778   92.9  Famous Barr, JC
                                                                                                        Penney, Montgomery Ward
72. Orange Park Mall, Jacksonville, FL       Fee                100    Acquired 1994   848,549   90.1  Dillard's, Gayfer's,
                                                                                                        JC Penney, Sears
73. Paddock Mall, Ocala, FL                  Fee                100    Built 1980      568,082     91  Belk Lindsey,
                                                                                                        Burdines, JC Penney, Sears
74. Palm Beach Mall, West Palm Beach, FL     Fee                 50    Built 1967    1,200,636   85.6  JC Penney, Lord &
                                                                                                        Taylor, Mervyn's, Burdines,
                                                                                                        Sears
75. Port Charlotte Town Center, Port         Fee                80.0   Built 1989      720,988   73.2  Burdines, Dillard's,
                                                                                                        Montgomery Ward,
76. Prien Lake Mall, Lake Charles, LA        Fee and Ground     100    Built 1972      467,520   96.2  JC Penney, Montgomery
                                             Lease(6)(2025)                                             Ward, The White House

77. Raleigh Springs Mall, Memphis, TN        Fee and Ground     100    Built 1971      885,741   83.3  Dillard's,
                                              Lease(6)(2018)                                            Goldsmith's, JC Penney,
                                                                                                        Sears

78. Randall Park Mall, Cleveland, OH         Fee                100    Built 1976    1,531,484     68  Dillard's, Kaufman's,
                                                                                                        JC Penney, Sears,
                                                                                                        Burlington Coat Factor
79. Richardson Square, Dallas, TX            Fee                100    Built 1977      864,404   57.8  Dillard's(5), Sears,
                                                                                                        Montgomery Ward
80. Richmond Mall, Cleveland, OH             Fee                100    Built 1966      873,227   71.9  JC Penney, Sears

                                     S-33

81. Richmond Square, Richmond, IN            Fee                100    Built 1966      310,975     58  JC Penney, Sears
82. Rolling Oaks Mall, North San Antonio, TX Fee               49.9    Built 1988      758,834   67.4  Dillard's, Foley's,
                                                                                                        Sears
83. Ross Park Mall, Pittsburgh, PA           Fee                 89.   Built 1986    1,273,446   93.1  Lazarus, JC Penney,
                                                                                                        Kaufmann's, Sears,  Service
                                                                                                        Merchandise
84. Seminole Towne Center, Sanford, FL       Fee                 45    Built 1995    1,132,378   85.2  Burdines, Dillard's,
                                                                                                        JC Penney, Parisian, Sears
85. Smith Haven Mall, Lake Grove, NY         Fee                 25    Acquired 1995 1,354,631   84.9  Sterns, Macy's, Sears,
                                                                                                        Steinbach
86. South Park Mall, Shreveport, LA          Fee                100    Built 1975      856,685   77.5  Burlington Coat
                                                                                                        Factory, Dillard's, JC
                                                                                                        Penney,  Montgomery War
87. Southern Park Mall, Youngstown, OH       Fee                100    Built 1970    1,168,972   92.7  Dillard's, Kaufman's,
                                                                                                        JC Penney, Sears
88. Southgate Mall, Yuma, AZ                 Fee                100    Acquired 1988   321,177     78  Albertson's,
                                                                                                        Dillard's, JC Penney, Sears
89. Southtown Mall, Ft. Wayne, IN            Fee                100    Built 1969      858,196   34.7  Kohl's, JC Penney,
                                                                                                        L.S. Ayres, Sears,  Service
                                                                                                        Merchandise
90. St. Charles Towne Center, Waldorf, MD    Fee                100    Built 1990      962,060   83.8  Hoecht's, JC Penney,
                                                                                                        Montgomery Ward, Sears
91. Summit Mall, Akron, OH                   Fee                100    Built 1965      724,578   80.7  Kaufmann's, Dillard's,
                                                                                                        (8)
92. Sunland Park Mall, El Paso, TX           Fee                100    Built 1988      921,357   79.5  Dillard's, JC Penney,
                                                                                                        Mervyn's, Montgomery Ward,
                                                                                                        The Popular
93. Tacoma Mall, Tacoma, WA                  Fee                100    Acquired 1987 1,255,278     91  The Bon Marche,
                                                                                                        Mervyn's, Nordstrom,  JC
                                                                                                        Penney, Sears
94. Tippecanoe Mall, Lafayette, IN           Fee                100    Built 1973      867,892   80.7  JC Penney, Kohl's,
                                                                                                        L.S. Ayres, Lazarus, Sears
95. Towne East Square, Wichita, KS           Fee                100    Built 1975    1,151,920   75.4  Dillard's, JC Penney,
                                                                                                        Sears
96. Towne West Square, Wichita, KS           Fee                100    Built 1980      942,158   83.7  Dillard's, JC Penney,
                                                                                                        Montgomery Ward,  Office
                                                                                                        Depot, Sears, S
97. Treasure Coast Square, Stuart, FL        Fee                100    Built 1987      884,630   84.3  Burdines, Dillard's,
                                                                                                        Mervyn's, JC Penney, Sears
98. Tyrone Square, St. Petersburg, FL        Fee                100    Built 1972    1,092,449   97.5  Burdines, Dillard's,
                                                                                                        JC Penney, Sears
99. University Mall, Little Rock, AR         Ground Lease       100    Built 1967      565,876   84.6  JC Penney, Montgomery
                                              (13)(2026)                                                Ward, M.M. Cohn

100. University Mall, Pensacola, FL          Fee                100    Acquired 1994   711,992     82  McRae's, JC Penney,
                                                                                                        Sears
101. University Park Mall, South Bend, IN    Fee                 60    Built 1979      872,234   95.6  LS Ayres, Hudson's, JC
                                                                                                        Penney, Sears
102. Upper Valley Mall, Springfield, OH      Fee                100    Built 1971      750,665   91.6  Lazarus, JC Penney,
                                                                                                        Sears, Elder-Beerman
103. Valle Vista Mall, Harlingen, TX         Fee                100    Built 1983      647,117   85.3  Dillard's, JC Penney,
                                                                                                        Marshalls, Mervyn's, Sears
104. Virginia Center Commons(4), Richmond, VAFee                70.0   Built 1991      788,892   76.5  Profitt's, Hoecht's,
                                                                                                        Leggett, JC Penney, Sears
105. Washington Square, Indianapolis, IN     Fee                100    Built 1974    1,178,409   65.9  L.S. Ayres, Lazarus,
                                                                                                        Montgomery Ward,  JC
                                                                                                        Penney, Sears
106. West Ridge Mall, Topeka, KS(14)         Fee                100    Built 1988    1,041,611   75.1  Dillard's, JC Penney,
                                                                                                        Jones, Montgomery Ward,
                                                                                                        Sears
107. West Town Mall, Knoxville, TN           Ground Lease         2    Acquired 1991 1,261,902     86  JC Penney, Sears,
                                             (6)(2042)                                                  Profitt's, Dillard's,
                                                                                                        Parisian

108. White Oaks Mall, Springfield, IL        Fee                 77    Built 1977      903,578   94.4  Bergner's, Famous
                                                                                                        Barr, Montgomery Ward,
                                                                                                        Sears
109. Wichita Mall, Wichita, KS               Ground Lease       100    Built 1969      379,461   47.9  Office Max, Montgomery
                                                                                                        Ward
                                             (2022)

                                     S-34

110. Windsor Park Mall, San Antonio, TX      Fee                100    Built 1976    1,089,537   70.8  Dillard's(5), JC
                                                                                                        Penney, Mervyn's,
                                                                                                        Montgomery Ward
111. Woodville Mall, Toledo, OH              Fee                100    Built 1969      795,027   59.9  Andersons,
                                                                                                         Elder-Beerman, Sears, (8)

SPECIALTY RETAIL CENTERS
1. The Forum Shops at Caesars, Las Vegas, NV Ground Lease        60    Built 1992            242,031   95.9  --
                                              (2067)
2. Trolley Square, Salt Lake City, UT        Fee and Ground      90    Acquired 1986     225,612(16)   76.4  --
                                              Lease(15)
MIXED-USE PROPERTIES
1. Fashion Centre at Pentagon City, The, ArliFee                 21    Built 1989        987,942(17)   99.1  (Macy's, Nordstrom
2. New Orleans Centre/CNG Tower, New Orleans,Fee and Ground     100    Built 1988      1,025,634(19)   62.4  (Macy's, Lord & Taylor
                                              Lease (2084)
3. O'Hare International Center, Rosemont, IL Fee                100    Built 1988        502,012(20)    87.9  --
4. Riverway, Rosemont, IL                    Fee                100    Acquired 1991     821,332(21)    93.9  --



                                       S-35




                                            Ownership
                                            Interest       Partner-
                                           Expiration       ships'                        Percent
                                            if Ground     Percentage   Year Built  Total  of GLA
    NAME/LOCATION                           LEASE)(1)     INTEREST(2)  OR ACQUIRED  GLA   LEASED(3)             ANCHORS

COMMUNITY SHOPPING CENTERS
1. Arvada Plaza, Arvada, CO               Ground Lease(2058) 100.0     Built 1966  98,215   100.0   King Soopers
2. Aurora Plaza, Aurora, CO               Ground Lease(2058) 100.0     Built 1965  148,666  96.6    King Soopers, MacFrugel's
                                                                                                    Bargains, Super Saver Cinema
3. Bloomingdale Court, Bloomingdale, IL   Fee                100.0     Built 1987  598,570  85.7    Builders Square, Cineplex
                                                                                                    Odeon, Frank's Nursery,
                                                                                                    Marshalls, Office Max, Service
                                                                                                    Merchandise, T.J. Maxx, Wal-
                                                                                                    Mart, (8)
4. Boardman Plaza, Youngstown, OH         Fee                100.0     Built 1951  649,817  91.2    Burlington Coat Factory, Giant
                                                                                                    Eagle, Hills, Reyers Outlet,
                                                                                                    (8)
5. Bridgeview Court, Bridgeview, IL       Fee                100.0     Built 1988  280,299  62.9    Omni, Venture
6. Brightwood Plaza, Indianapolis, IN     Fee                100.0     Built 1965  41,893   100.0   --
7. Bristol Plaza, Bristol, VA             Ground Lease(2029) 100.0     Built 1965  116,754  38.9    (8)
8. Buffalo Grove Towne Center, Buffalo    Fee                 92.5     Built 1988  134,131  82.3    Buffalo Grove Theatres
   Grove, IL
9. Celina Plaza, El Paso, TX              Fee and Ground     100.0     Built 1978  32,622   100.0   --
                                          Lease(22)(2027)
10. Chesapeake Center, Chesapeake, VA     Fee                100.0     Built 1989  299,604  99.2    Kmart, Phar Mor, Service
                                                                                                    Merchandise, Cinemark Theatre
11. Cobblestone Court, Victor, NY         Fee and Ground      35.0     Built 1993  261,211  97.3    Dick's Sporting Goods, Kmart,
                                          Lease(10)(2038)                                           Office Max, Fashion Bug
12. Cohoes Commons, Rochester, NY         Fee and Ground     100.0     Built 1984  262,964  93.6    Bryant & Stratton Business
                                          Lease(6)(2032)                                            Institute, Lechmere's, Xerox
13. Cook's Discount, Ardmore, OK(23)      Fee                100.0     Built 1969  60,396    0.0    (8)
14. Countryside Plaza, Countryside, IL    Fee and Ground     100.0     Built 1977  435,441  82.6    Best Buy, Builders Square, Old
                                          Lease(10)(2058)                                           Country Buffet, Venture, (8)
15. Crystal Court, Crystal Lake, IL       Fee                 35.0     Built 1989  284,741  57.8    Cub, Service Merchandise, Wal-
                                                                                                    Mart, (8)
16. East Towne Commons, Knoxville, TN     Fee                100.0     Built 1987  180,355  100.0   Electric Avenue & More
17. Eastland Plaza, Tulsa, OK             Fee                100.0     Built 1986  190,261  75.6    Marshalls, Target, Toys 'R' Us
18. Fairfax Court, Fairfax, VA            Ground Lease(2052)  26.3     Built 1992  249,285  96.5    Circuit City, Superstore,
                                                                                                    Montgomery Ward, Today's Man
19. Forest Plaza, Rockford, IL            Fee                100.0     Built 1985  421,516  99.3    Builders Square, Kohl's,
                                                                                                    Marshalls, Michaels, Office
                                                                                                    Max, T.J. Maxx

                                     S-36

20. Fox River Plaza, Elgin, IL            Fee                100.0     Built 1985  324,786  81.3    Builders Square, Michaels,
                                                                                                    Service Merchandise, Venture,
                                                                                                    (8)
21. Gaitway Plaza, Ocala, FL              Fee                 23.3     Built 1989  230,052  98.3    Books-A-Million, Montgomery
                                                                                                    Ward, Office Depot, T.J. Maxx
22. Great Lakes Plaza, Cleveland, OH      Fee                100.0     Built 1977  162,873  77.8    Handy Andy, Michaels
23. Great Northeast Plaza, Philadelphia,  Fee                 50.0     Acquired    298,242  97.4    Sears, Phar Mor
    PA                                                                   1989
24. Greenwood Plus, Greenwood, IN         Fee                100.0     Built 1979  145,116  100.0   Best Buy, Kohl's
25. Griffith Park Plaza, Griffith, IN     Ground Lease       100.0     Built 1979  274,230  97.8    General Cinema, Venture
                                          (2060)
26. Grove at Lakeland Square, The,        Fee                100.0     Built 1988  215,463  96.5    Cobb Theatres, Sports
    Lakeland, FL                                                                                    Authority, Wal-Mart
27. Hammond Square, Sandy Springs, GA     Space Lease (2011) 100.0     Built 1974  87,705   100.0   --
28. Highland Lakes Center, Orlando, FL    Fee                100.0     Built 1991  477,452  83.9    Goodings, Dress for Less,
                                                                                                    Marshalls, Cinemark Theaters,
                                                                                                    Office Max, Service
                                                                                                    Merchandise, Target, (8)
29. Ingram Plaza, San Antonio, TX         Fee                100.0     Built 1980  111,518  100.0   --
30. Lake Plaza, Waukegan, IL              Fee                100.0     Built 1986  218,208  100.0   Builders Square, Venture
31. Lake View Plaza, Orland Park, IL      Fee                100.0     Built 1986  388,126  96.9    Best Buy(24), L. Fish
                                                                                                    Furniture, Linens-N-Things(24),
                                                                                                    Marshalls, Michaels, Omni, Pet
                                                                                                    Care Plus(24), Service
                                                                                                    Merchandise, Ultra 3(24)
32. Lima Center, Lima, OH                 Fee                100.0     Built 1976  201,154  91.0    Hills, Service Merchandise
33. Lincoln Crossing, O'Fallon, IL        Fee                100.0     Built 1990  161,337  100.0   PetsMart, Wal-Mart
34. Mainland Crossing, Galveston, TX      Fee                          Built 1991  390,986  39.5    Sam's Club, Wal-Mart, (8)
                                                              80.0(7)
35. Maplewood Square, Omaha, NE           Fee                100.0     Built 1970  129,190  96.3    Target
36. Markland Plaza, Kokomo, IN            Fee                100.0     Built 1974  108,296  98.1    Service Merchandise
37. Martinsville Plaza, Martinsville, VA  Space Lease (2036) 100.0     Built 1967  102,162  97.1    Rose's
38. Marwood Plaza, Indianapolis, IN       Fee                100.0     Built 1962  105,066  100.0   Kroger
39. Matteson Plaza, Matteson, IL          Fee                100.0     Built 1988  275,455  87.2    Dominick's, Kmart, Michael's,
                                                                                                    (8)
40. Memorial Plaza, Sheboygan, WI         Fee                100.0     Built 1966  129,202  24.0    Marcus Theatre, (8)
41. Mounds Mall Cinema, Anderson, IN      Fee                100.0     Built 1974  7,500    100.0   Cinema I & II
42. New Castle Plaza, New Castle, IN      Fee                100.0     Built 1966  91,648   100.0   Goody's
43. North Ridge Plaza, Joliet, IL         Fee                100.0     Built 1985  323,672  100.0   Builders Square, Office Max,
                                                                                                    Service Merchandise
44. North Riverside Park Plaza, North     Fee                100.0     Built 1977  119,608  96.5    --
    Riverside, IL
45. Northland Plaza, Columbus, OH         Fee and Ground     100.0     Built 1988  205,635  94.5    Marshalls, Phar-Mor, Service
                                          Lease(6)(2085)                                            Merchandise
46. Northwood Plaza, Fort Wayne, IN       Fee                100.0     Built 1974  211,840  100.0   Regal Cinema, Target
47. Park Plaza, Hopkinsville, KY          Fee and Ground     100.0     Built 1968  114,042  100.0   Wal-Mart
                                          Lease(6)(2039)
48. Plaza at Buckland Hills, The, East    Fee                 26.3     Built 1993  336,534  78.7    Toys 'R' Us, Kids 'R' Us,
    Hartford, CT                                                                                    Service Merchandise, Lechmere,
                                                                                                    Linens-N-Things, Filene's
                                                                                                    Basement, (8)

                                     S-37

49. Regency Plaza, St. Charles, MO        Fee                100.0     Built 1988  277,521    96.3  Sam's Wholesale, Wal-Mart
50. Ridgewood Court, Jackson, MS          Fee                 35.0     Built 1993  240,843  100.0   Campo Electronics, Home
                                                                                                    Quarters, Service Merchandise,
                                                                                                    T.J. Maxx
51. Royal Eagle Plaza, Coral Springs, FL  Fee                 35.0     Built 1989  203,140  96.5    Kmart, Luxury Linens
52. St. Charles Towne Plaza, Waldorf, MD  Fee                100.0     Built 1987  435,162  98.4    Ames, Hechinger, Jo Ann
                                                                                                    Fabrics, People's, Service
                                                                                                    Merchandise, Shoppers Food
                                                                                                    Warehouse, T.J. Maxx
53. Teal Plaza, Lafayette, IN             Fee and Ground     100.0     Built 1962  110,751  100.0   Kmart
                                          Lease(2007)(6)
54. Terrace at The Florida Mall, Orlando, Fee                100.0     Built 1989  332,980  96.7    Target, J. Byrons, Waccamaw,
FL                                                                                                  Service Merchandise, Marshalls
55. Tippecanoe Plaza, Lafayette, IN       Fee                100.0     Built 1974  94,125   100.0   Barnes & Noble Bookseller,
                                                                                                    Service
56. University Center, South Bend, IN     Fee                 60.0     Built 1980  150,533  97.8    Best Buy, Michaels, Service
                                                                                                    Merchandise
57. Village Park Plaza, Westfield, IN     Fee                 35.0     Built 1990  503,002  97.5    Frank's Nursery, Gaylans, Jo-
                                                                                                    Ann Fabrics, Kohl's Marsh,
                                                                                                    Regal Cinemas, Wal-Mart
58. Wabash Village, West Lafayette, IN    Ground Lease(2063) 100.0     Built 1970  124,688  95.4    Kmart
59. Washington Plaza, Indianapolis, IN    Fee                          Built 1978  50,302   97.7    Kids 'R' Us
                                                              85.0(7)
60. West Ridge Plaza, Topeka, KS          Fee                100.0     Built 1988  232,675  96.3    Magic Forest, Target, TJ Maxx,
                                                                                                    Toys 'R' Us
61. West Town Corners, Altamonte Springs, Fee                 23.3     Built 1989  384,812  99.2    PetsMart, Service Merchandise,
    FL                                                                                              Sports Authority, Wal-Mart,
                                                                                                    Xtra
62. Westland Park Plaza, Orange Park, FL  Fee                 23.3     Built 1989  163,154  95.3    Burlington Coat Factory,
                                                                                                    PetsMart, Sports Authority
63. White Oaks Plaza, Springfield, IL     Fee                100.0     Built 1986  389,063  98.9    Cub Foods, Kids 'R' Us, Kohl's,
                                                                                                    Office Max, T.J. Maxx, Toys 'R'
                                                                                                    Us
64. Willow Knolls Court, Peoria, IL       Fee                 35.0     Built 1990  364,735  93.5    Kohl's, Phar-Mor, Sam's
                                                                                                    Wholesale Club, Willow Knolls,
                                                                                                    Theaters 14
65. Wood Plaza, Fort Dodge, IA            Ground Lease(2045) 100.0     Built 1968  88,595   98.9    Country General
66. Yards Plaza, The, Chicago, IL         Fee                 35.0     Built 1990  273,292  95.6    Burlington Coat Factory, Omni
                                                                                                    Superstore, Montgomery Ward
PROPERTIES UNDER CONSTRUCTION
1. Arizona Mills, Tempe, AZ               (25)                25.0     (26)        1,225,000N/A     Burlington Coat Factory, Ross
                                                                                                    Dress for Less, Oshman's
                                                                                                    Supersport, Off 5th-Saks Fifth
                                                                                                    Avenue Outlet
2. Cottonwood Mall, Albuquerque, NM       Fee                100.0     1996 (27)   1,035,000N/A     Dillard's, Foley's, JC Penney,
                                                                                                    Mervyn's, Montgomery Ward,
                                                                                                    United Artist Entertainment
                                                                                                    Complex
3. Grapevine Mills, Dallas/Ft. Worth, TX  Fee                  37      (26)        1,450,000N/A     Books-A-Million, Burlington
                                                                                                    Coat Factory, Group USA, Off
                                                                                                    5th-Saks Fifth Avenue Outlet,
                                                                                                    Rainforest Cafe
4. Indian River Commons, Vero Beach, FL   Fee                50.0      (26)        265,000  N/A     HomePlace, Lowe's, Office Max,
                                                                                                    Service Merchandise

                                     S-38

5. Indian River Mall, Vero Beach, FL      Fee                50.0      (28)        754,000  N/A     AMC Theatres, Burdines,
                                                                                                    Dillard's, JC Penney, Sears
6. Ontario Mills, Ontario, CA             Fee                25.0      (28)        1,421,470N/A     AMC Theatres, American
                                                                                                    Wilderness Experience, Bed,
                                                                                                    Bath & Beyond, Bernini -- Off
                                                                                                    Rodeo, Burlington Coat Factory,
                                                                                                    Dave & Busters, Group USA,
                                                                                                    IWERKS, JC Penney, Marshall's,
                                                                                                    Mikasa, Off 5th-Saks Fifth
                                                                                                    Avenue Outlet, Sports
                                                                                                    Authority, TJ Maxx, Totally for
                                                                                                    Kids, Virgin Records
7. The Source, Long Island, NY            Fee                50.0      (26)        730,000  N/A     Fortunoff, Nordstrom Rack, Off
                                                                                                    5th-Saks Fifth Avenue Outlet,
                                                                                                    Cheesecake Factory, Rainforest
                                                                                                    Cafe, Just For Feet,
                                                                                                    Bertolini's
8. Tower Shops at Stratosphere, Las       Space Lease (2051) 50.0      (28)        80,000   N/A     Rainforest Cafe
    Vegas, NV

__________

(1) The date listed is the expiration date of the last renewal option available to the Operating Partnership under the ground lease. In a majority of the ground leases, the lessee has either a right of first refusal or the right to purchase the lessor's interest. Unless otherwise indicated, each ground lease listed in this column covers at least 50% of its respective property.

(2) The Operating Partnership's interests in some Joint Venture Properties are subject to preferences on distributions in favor of other partners.

(3) Represents the percentage of Owned GLA leased by tenants.

(4) This property is managed by a third party.

(5) This retailer operates two stores at this property.

(6) Indicates ground lease covers less than 15% of the acreage of this property.

(7) The Operating Partnership receives substantially all of the economic benefit of these properties.

(8) Includes an anchor space currently vacant.

(9) Indicates two ground leases which taken together, cover less than 50% of the acreage of the property.

(10)Indicates ground lease covers less than 50% of the acreage of the property.

(11)Indicates ground lease covers all of the property except for parcels owned in fee by anchors.

(12)In connection with the settlement of certain outstanding litigation, the Operating Partnership acquired on October 4, 1996 for cash an additional 20% limited partnership interest in Hurst Mall Company. At the same time, the Operating Partnership exercised its option to acquire the remaining 30% limited partnership interest in Hurst Mall Company owned by the Simons in exchange for OP Units in the Operating Partnership, as well as the Simon's 50% general partnership interest which the Operating Partnership acquired for nominal consideration. The Simons had previously contributed to the Operating Partnership in exchange for OP Units, the right to receive distributions relating to its 50% general partnership interest.

(13)Indicates one ground lease covers substantially all of the property and a second ground lease covers the remainder.

(14)Includes outlets in which the Operating Partnership has an 85% interest and which represents less than 3% of the GLA and total annualized base rent for the property.

(15)Indicates a ground lease covers a pedestrian walkway and steps at this property. The Operating Partnership, as ground lessee, has the right to successive five-year renewal options, except if the lessor, a public agency, determines that public right-of-way needs necessitate the locality's use of the ground lease property.

(16)Primarily retail space with approximately 1,500 square feet of office space.

(17)Primarily retail space with approximately 167,000 square feet of office space.

(18)Indicates combined occupancy of office and retail space.

(19)Primarily retail space with approximately 488,760 square feet of office space.

(20)Primarily office space with approximately 12,800 square feet of retail space.

(21)Primarily office space with approximately 24,300 square feet of retail space.

(22)Indicates ground lease covers outparcel.

(23)This property was sold on August 1, 1996.

(24)Subleased from TJX Companies.

(25)The joint venture is currently negotiating the purchase of the land at this property and expects to close before the end of 1996.

(26)Scheduled to open during 1997.

(27)This property opened on July 31, 1996.

(28)Scheduled to open during November of 1996.



                           DESCRIPTION OF THE NOTES

GENERAL

   The following description of the specific terms of the Notes supplements the description of the general terms and provisions of Debt Securities set forth in the Prospectus under the caption "Description of Debt Securities."

   The 200 Notes, the 200 Notes and the 20 Notes constitute separate series of debt securities (which are more fully described in the accompanying Prospectus) each to be issued pursuant to an indenture dated as of October__, 1996, between the Operating Partnership and Chemical Bank, as trustee (the "Trustee"), as supplemented by a First Supplemental Indenture, dated October__, 1996 between the Operating Partnership and the Trustee (together, the "Indenture") and will be limited to an aggregate principal amount of $300 million. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below.

   The Notes will be direct, unsecured obligations of the Operating Partnership and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will be effectively subordinated to (i) the prior claims of each secured mortgage lender to any specific Portfolio Property which secures such lender's mortgage and (ii) any claims of creditors of entities wholly or partly owned, directly or indirectly, by the Operating Partnership. Subject to certain limitations set forth in the Indenture, and as described under "- Certain Covenants - Limitations on Incurrence of Debt" below, the Indenture will permit the Operating Partnership to incur additional secured and unsecured indebtedness. At October ___, 1996, the Operating Partnership had
unsecured unsubordinated indebtedness aggregating $    million.

   The 200  Notes will mature on             , 200 , the 200  Notes will mature
on             , 200  and the 20   Notes will mature on            , 20
(each a "Maturity Date"). The Notes are not subject to any sinking fund provisions. The Notes will be issued only in fully registered, book-entry form without coupons, in denominations of $1,000 and integral multiples, thereof, except under the limited circumstances described below under "Book-Entry System."

   Except as described under "- Certain Covenants - Limitations on Incurrence of Debt" below and under "Description of Debt Securities - Merger, Consolidation or Sale" in the accompanying Prospectus, the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the Company or the General Partners of the Operating Partnership, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "Description of Debt Securities - Merger, Consolidation or Sale" in the accompanying Prospectus, the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Notes. The Operating Partnership and its management have no present intention of engaging in a highly leveraged or similar transaction involving the Operating Partnership except that, subject to the receipt of required consents, it is contemplated that subsequent to the first anniversary of the date of the Merger, reorganizational transactions will be effected so that ultimately the Operating Partnership will directly own all of the property and partnership interests now owned by SPG, LP.

PRINCIPAL AND INTEREST

   The 200 Notes will bear interest at % per annum, the 200 Notes will bear interest at % per annum and the 20 Notes will bear interest at % per
annum,  in  each case from             , 1996 or from the immediately preceding
Interest Payment  Date  (as  defined  below)  to  which interest has been paid,
payable semi-annually in arrears on each            and           ,  commencing
, 1996 (each, an "Interest Payment Date"), and on the Maturity Date, to the persons (the "Holders") in whose names the applicable Notes are registered in the security register applicable to the Notes at the close of business 15 calendar days prior to such payment date regardless of whether such day is a Business Day, as defined below (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

   The principal of each Note payable on the Maturity Date will be paid against presentation and surrender of such Note at the corporate trust office of the Trustee, located initially at 450 West 33rd Street, New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

   If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

CERTAIN COVENANTS

 LIMITATIONS ON INCURRENCE OF DEBT. The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Notes), if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt would be greater than 60% of the sum of (i) the Operating Partnership's Adjusted Total Assets (as defined below) as of the end of the fiscal quarter prior to the incurrence of such additional Debt and (ii) any increase in Adjusted Total Assets from the end of such quarter including, without limitation, any pro forma increase from the application of the proceeds of such additional Debt.

   In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of (i) the Operating Partnership's Adjusted Total Assets as of the end of the fiscal quarter prior to the incurrence of such additional Secured Debt and (ii) any increase in Adjusted Total Assets from the end of such quarter including, without limitation, any pro forma increase from the application of the proceeds of such additional Secured Debt.

   In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Annualized EBITDA After Minority Interest to Interest Expense (in each case as defined below) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.75 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that
(i) such Debt and any other Debt incurred since the first day of such four-quarter period had been incurred, and the proceeds therefrom had been applied (to whatever purposes such proceeds had been applied as of the date of calculation of such ratio), at the beginning of such period, (ii) any other Debt that has been repaid or retired since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) any income earned as a result of any assets having been placed in service since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any
Subsidiary owns an interest, of any assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

   For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership, its Subsidiaries and by any unconsolidated joint venture, whenever the Operating Partnership, any Subsidiary, or any unconsolidated joint venture, as the case may be, shall create, assume, guarantee or otherwise become liable in respect thereof.

 MAINTENANCE OF UNENCUMBERED ASSETS. The Operating Partnership is required to maintain Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of the Operating Partnership.

   As used herein:

   "ADJUSTED TOTAL ASSETS" as of any date means the sum of (i) the defined amount determined by multiplying the sum of the shares of common stock of the Company issued in the initial public offering of the Company ("IPO") and the units of the Operating Partnership not held by the Company outstanding on the date of the IPO, by $22.25 (the "IPO Price"), (ii) the principal amount of the outstanding consolidated debt of the Company on the date of the IPO, less any portion applicable to minority interests, (iii) the Operating Partnership's allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO, (iv) the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Operating Partnership or shares of Common Stock of the Company issued in connection therewith) or developed after the IPO by the Operating Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture, (v) the value of the Merger compiled as the sum of (a) the purchase price including all related closing costs and (b) the value of all outstanding indebtedness less any portion attributable to minority interests, including the Operating Partnership's allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures at the Merger date, and (vi) working capital of the Operating Partnership; subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Operating Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Operating Partnership's allocable portion, based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures. On a pro forma basis as of June 30, 1996, the Operating Partnership's Adjusted Total Assets were $7.81 billion.

   "ANNUALIZED EBITDA AFTER MINORITY INTEREST" means earnings before interest, taxes, depreciation and amortization with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with generally accepted accounting principles for all properties after distribution to the third party joint ventures ("EBITDA After Minority Interest"), adjusted to reflect the assumption that (i) any income earned as a result of any assets having been placed in service since the end of such period had been earned, on an annualized basis, during such period, and (ii) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in the calculation of Annualized EBITDA, all determined on a consistent basis in accordance with generally accepted accounting principles.

   "DEBT" means any indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis, less any portion applicable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of indebtedness of unconsolidated joint ventures, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with generally accepted accounting principles, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with generally accepted accounting principles, (iii) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, and (iv) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease or any lease of property by an unconsolidated joint venture as lessee which is reflected in such joint venture's balance sheet as a capitalized lease, in each case, in accordance with generally accepted accounting principles; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another person (other than the Operating Partnership or any Subsidiary) described in clauses (i) through
(iv) above (or, in the case of any such obligation made jointly with another person, the Operating Partnership's or Subsidiary's allocable portion of such obligation based on its ownership interest in the related real estate assets).

   "FIXED CHARGES AND PREFERRED STOCK DIVIDENDS" consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt principal, including the Operating Partnerhsip's pro rata share based on its ownership interest of joint venture interest costs, whether expensed or capitalized and the interest component of rental expense and amortization of debt principal, plus any dividends on outstanding preferred stock.

   "INTEREST EXPENSE" includes the Operating Partnerships pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.

   "SUBSIDIARY" means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership and, for purposes of this definition, shall include SPG, LP. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

   "UNENCUMBERED EBITDA AFTER MINORITY INTEREST" means EBITDA after minority interest less any portion thereof attributable to assets serving as collateral for Secured Debt.

   "UNENCUMBERED ASSETS" as of any date shall be equal to Adjusted Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA and the denominator of which is Annualized EBITDA After Minority Interest. On a pro forma basis as of June 30, 1996, the Operating Partnership's Unencumbered Assets were $_____ million.

   "UNSECURED DEBT" means Debt which is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind.

   Reference is made to the section entitled "Description of Debt Securities - Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Notes. Compliance with the covenants described herein and such additional covenants with respect to the Notes generally may not be waived by the Board of Directors of the Company or the General Partners, as general partners of the Operating Partnership, or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Notes consent to such waiver; PROVIDED, HOWEVER, that the defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities-Discharge" and "-Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes, including with respect to the covenants described in this Prospectus Supplement.

REPAYMENT OF THE 20   NOTES AT THE OPTION OF HOLDERS

   The 20   Notes may be repaid on                 ,  20     (the "Option
Payment Date"), at the option of the registered Holders at 100% of their principal amount together with accrued interest to the Option Payment Date. In order for a Holder to exercise this option, the Operating Partnership must receive at its office or agency in New York, New York, during the
period  beginning on ,  20   ,  and  ending  at  5:00  p.m. (New York City
time) on                , 20   (or, if not a Business Day, the next succeeding
Business Day), the 20   Note with the  form  entitled  "Option  to Elect
Repayment on the Option Payment Date" on the 20   Note duly completed.  Any
such notice received by the Operating Partnership  during  the  period
beginning on                     , 20  , and ending at 5:00 p.m. (New York
City time) on               , 20  , shall be irrevocable.   The  repayment
option may be exercised for less than the entire principal amount of the 20 Notes held by each such Holder, so long as the principal amount that is to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, form, eligibility (including time of receipt) and
acceptance of any 20   Note for repayment will be determined by the Operating
Partnership, whose determination will  be final and binding.

   Failure by the Operating Partnership to repay the 20   Notes when required
as described in the preceding paragraph will result in an Event of Default under the Indenture.

   As  described  below under "- Book Entry System," the 20   Notes will be
registered in the name of DTC or its nominee, which will be the Holder thereof entitled to exercise the repayment option. In order to ensure that DTC or its nominee will exercise such option in a timely manner with respect to a
particular 20   Note, the beneficial owner of an interest in such Note must instruct the broker or other participant (as defined below) through  which it
holds an interest in such 20   Note to notify DTC or its nominee of its desire
to exercise such option. Different participants may have different cut-off times for accepting instructions from their customers and, accordingly, each such beneficial owner should consult the participant through which it holds an interest in the 20 Notes to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to DTC or its nominee.

OPTIONAL REDEMPTION

   The Notes may be redeemed at any time after ____________ at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and
(ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (the "Redemption Price").

   If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

   Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption price and the principal amount of the Notes held by such Holder to be redeemed.

   If less than all the Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as may be satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part.

As used herein:

   "MAKE-WHOLE AMOUNT" means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest
(exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date notice of such redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (ii) the aggregate principal amount of the Notes being redeemed or accelerated.

   "REINVESTMENT RATE" means the yield on treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to Stated Maturity of the principal being redeemed (the "Treasury Yield"), plus .25%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release under the heading "Week Ending" for "U.S. Government Securities - Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Operating Partnership.

   "STATISTICAL RELEASE" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

BOOK-ENTRY SYSTEM

   The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and transfers in the Global Notes. Upon issuance, each series of Notes will only be issued in the form of a Global Note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for Notes in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (i) by DTC to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

   Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC for such Global Note ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Notes represented by such Global Note beneficially owned by such participants. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Notes.

   So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Operating Partnership understands that under existing industry practices, if the Operating Partnership requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

   Principal and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of the Operating Partnership, the Trustee or any agent of the Operating Partnership or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The Operating Partnership expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. The Operating Partnership also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

   If DTC is at any time unwilling or unable to continue as depository for the Notes and the Operating Partnership fails to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, the Operating Partnership will issue the Notes in definitive form in exchange for the Global Notes. Any Notes issued in definitive form in exchange for the Global Notes will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Notes.

   DTC has advised the Operating Partnership of the following information regarding DTC. DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal

Reserve System, a
"clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

   Settlement for the Notes will be made by the Underwriters (as defined herein) in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds.

   Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  MANAGEMENT


BOARD OF DIRECTORS OF THE GENERAL PARTNERS

   The following table sets forth the composition of the Board of Directors of the Managing General Partner, which is identical to that of the Company.


                               AGE
    NAME

Melvin Simon                  69           (will be 70 on 10/21)
Herbert Simon                 61           (will be 62 on 10/23)
David Simon                   35
Richard S. Sokolov            46
Edward J. DeBartolo, Jr       49
M. Denise DeBartolo York      45
Birch Bayh                    68
William T. Dillard, II        51
G. William Miller             71
Frederick W. Petri            49
Terry S. Prindiville          60
J. Albert Smith, Jr           55
Philip J. Ward                48

   Set forth below is a summary of the business experience of the directors of the General Partners.

   Melvin Simon is the Co-Chairman of the Board of Directors. In addition, he is the Chairman of the Board of Directors of Melvin Simon & Associates, Inc. ("MSA, Inc."), a company he founded in 1960 with his brother, Herbert Simon.

   Herbert Simon is the Co-Chairman of the Board of Directors. Mr. Simon served as Chief Executive Officer from the Company's incorporation through January 2, 1995, when he was appointed Co-Chairman of the Board. In addition, Mr. Simon is the Chief Executive Officer and President of MSA, Inc., positions he has held since its founding. Mr. Simon is also a director of Kohl's Corporation, a specialty retailer.

   David Simon is the Chief Executive Officer of the Company. Mr. Simon served as President from the Company's incorporation until the Merger and was appointed Chief Executive Officer on January 3, 1995. In addition, he has been Executive Vice President, Chief Operating Officer and Chief Financial Officer of MSA, Inc. since 1990. From 1988 to 1990, Mr. Simon was Vice President of Wasserstein Perella & Company, a firm specializing in mergers and acquisitions. He is the son of Melvin Simon, the nephew of Herbert Simon and a director of Healthcare Compare Corp. Mr. Simon served as President from the Company's incorporation until the Merger.

   Richard S. Sokolov has been the President, Chief Operating Officer and a director of the Company since the Merger. He was the President, Chief Executive Officer and a director of the DRC from its incorporation until the Merger. Prior to that he had served as Senior Vice President, Development of EJDC since 1986 and as Vice President and General Counsel since 1982. In addition, Mr. Sokolov is a trustee and a member of the Executive Committee of the International Council of Shopping Centers.

   Edward J. DeBartolo, Jr. was the Chairman of the DRC Board of Directors from its incorporation until the Merger. Mr. DeBartolo has been President and Chief Executive Officer of EJDC since 1994 and a director of EJDC since 1973. He previously served as President and Chief Administrative Officer of EJDC since 1979. He has been associated with EJDC in an executive capacity since 1973. Mr. DeBartolo is Chairman of the San Francisco 49ers professional football team and is also Chairman and Chief Executive Officer of DeBartolo Entertainment, Inc. EJDC owns a majority of the interests in the San Francisco 49ers. Mr. DeBartolo, Jr. is the son of the late Edward J. DeBartolo and the brother of M. Denise DeBartolo York.

   M. Denise DeBartolo York was a director of DRC from February 1995 until the Merger. She serves as Chairman of the Board of EJDC and DeBartolo, Inc. Ms. York previously served EJDC as Executive Vice President of Personnel/Communications and has been associated with EJDC in an executive capacity since 1975. She is the daughter of the late Edward J. DeBartolo and the sister of Edward J. DeBartolo, Jr.

   Birch Bayh, a director of the Company since the Company's initial public offering (the "IPO"), is the senior partner in the Washington, D.C. law firm of Bayh, Connaughton & Malone, P.C. He served as a United States Senator from Indiana from 1963 to 1981. Mr. Bayh also serves as a director of ICN Pharmaceuticals and Acordia, Inc.

   William T. Dillard, II, a director of the Company since the IPO, is President and Chief Operating Officer of Dillard Department Stores Inc., a retailing chain, a position he has held since 1977. Mr. Dillard also serves as a director of Dillard Department Stores Inc., Frederick Atkins, Inc., Texas Commerce Bancshares, Inc., Acxiom Corporation and Barnes & Noble, Inc.

   G. William Miller was a director of DRC from DRC's initial public offering (the "DRC IPO") until the Merger. He has been Chairman of the Board and Chief Executive Officer of G. William Miller & Co. Inc., a merchant banking firm, since 1983. He is a former Secretary of the U.S. Treasury and a former Chairman of the Federal Reserve Board. From January 1990 until February 1992, he was Chairman and Chief Executive Officer of Federated Stores, Inc., the parent company of predecessors to Federated Department Stores, Inc. Mr. Miller is Chairman of the Board and a director of Waccamaw Corporation. He is also a director of GS Industries, Inc., Kleinwort Benson Australian Income Fund, Inc. and Repligen Corporation.

   Frederick W. Petri was a director of DRC from the DRC IPO until the Merger. He is a partner of Petrone, Petri & Company, a real estate investment firm he founded in 1993, and an officer of Housing Capital Company since its formation in 1994. Prior thereto, he was an Executive Vice President of Wells Fargo Bank, where for over 18 years he held various real estate positions. Mr. Petri is currently a trustee of the Urban Land Institute and a director of Storage Trust Realty. He previously was a member of the Board of Governors and a Vice President of the National Association of Real Estate Investment Trusts and a director of the National Association of Industrial and Office Park Development. He is a director of the University of Wisconsin's Real Estate Center.

   Terry S. Prindiville, a director of the Company since the IPO, served as Executive Vice President and Director of Support Services of J.C. Penney Company, Inc. a retailing chain from 1988 until 1995. He is also the Chairman of the Board of Directors of JCP Realty, Inc., a wholly-owned subsidiary of J.C. Penney Company, Inc.

   J. Albert Smith, Jr., a director of the Company since the IPO, is the President of Bank One, Indianapolis, NA, a commercial bank, a position he has held since September 30, 1994. Prior to his current position, he was the President of Bank One Mortgage Corporation, a mortgage banking firm, a position he held since 1975.

   Philip J. Ward was a director of DRC from the DRC IPO until the Merger. He is Senior Managing Director, Head of Real Estate Investments, for CIGNA Investments, Inc., a wholly-owned subsidiary of CIGNA Corporation. He is a member of the International Council of Shopping Centers, the Urban Land Institute, the National Association of Industrial and Office Parks and the Society of Industrial and Office Realtors. He is a director of the Connecticut Housing Investment Fund.

SENIOR MANAGEMENT OF THE GENERAL PARTNERS

   The following table sets forth certain information with respect to the executive officers of the Managing General Partner, which officers also hold the same positions in the Company.


NAME                           AGE                         POSITION


Melvin Simon(1)                69             Co-Chairman
Herbert Simon(1)               61             Co-Chairman
David Simon(1)                 35             Chief Executive Officer
Richard S. Sokolov             46             President and Chief Operating Officer
Randolph L. Foxworthy          52             Executive Vice President--Corporate
                                              Development
William J. Garvey              57             Executive Vice President--Property Development
James A. Napoli                50             Executive Vice President--Leasing
John R. Neutzling              44             Executive Vice President -- Property
                                              Management
James M. Barkley               44             General Counsel; Secretary
Stephen E. Sterrett            41             Treasurer

__________

(1) Melvin Simon is the brother of Herbert Simon and the father of David Simon.

   Set forth below is a summary of the business experience of the executive officers whose business experience is not summarized above.

   Mr. Foxworthy is the Executive Vice President -- Corporate Development. He served as a Director of the Company from the IPO until the Merger. Mr. Foxworthy joined MSA, Inc. in 1980 and has been an Executive Vice President of MSA, Inc. since 1986 in charge of Corporate Development and has held the same position with the Company since the IPO. Prior to assuming the position of Executive Vice President, Mr. Foxworthy served as General Counsel, in which capacity he supervised all legal operations of MSA, Inc.

   Mr. Garvey is the Executive Vice President -- Property Development. Mr. Garvey, who was Executive Vice President and Director of Development at MSA, Inc., joined MSA, Inc. in 1979 and has held various positions with MSA, Inc. since that date and has held his current position with the Company since the IPO.

   Mr. Napoli is the Executive Vice President -- Leasing of the Company. Mr. Napoli also served as Executive Vice President and Director of Leasing of MSA, Inc. and has held his current position with the Company since the IPO. Mr. Napoli was Executive Vice President and Director of Leasing for May Centers, Inc. before he joined MSA, Inc. in 1989.

   Mr. Neutzling is the Executive Vice President -- Property Management, and as such oversees all property and asset management functions of the Company. He has held his current position with the Company since the IPO. Mr. Neutzling joined MSA, Inc. in 1974 and has held various positions with MSA, Inc. since that date.

   Mr. Barkley serves as General Counsel and Secretary. Mr. Barkley holds the same position for MSA, Inc. and has held his current position with the Company since the IPO. He joined MSA, Inc. in 1978 as Assistant General Counsel for Development Activity.

   Mr. Sterrett serves as Treasurer and has held his current position with the Company since the IPO. He joined MSA, Inc. in 1989 and has held various positions with MSA, Inc. since that date. Prior to that, he was a Senior Manager at Price Waterhouse.

                                 UNDERWRITING

   Subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), the Operating Partnership has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), ___________, ________________ and ___________ are acting as representatives (the "Representatives") has severally agreed to purchase, the respective principal amounts of the Notes set forth below opposite their respective names. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

Underwriter                                                  Principal             Principal            Principal
                                                             Amount of             Amount of            Amount of
                                                            200  NOTES            200  NOTES           20    NOTES
Merrill Lynch, Pierce, Fenner & Smith                      $                    $                     $
         Incorporated

            Total                                          $                    $                     $



   The Underwriters have advised the Operating Partnership that they propose initially to offer each series of Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of % (in the case of
200  Notes),     % (in the case of 200  Notes) and     % (in  the  case of 20
Notes) of the principal amount thereof. The Underwriters may allow, and such dealers may reallow, a discount not in excess of __% (in the case of 200_ Notes), __% (in the case of 200_ Notes) and __% (in the case of 20__ Notes) of the principal amount thereof to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   Each series of Notes is a new issue of securities with no established trading market. The Operating Partnership does not intend to apply for listing of the Notes on a national securities exchange. The Operating Partnership has been advised by the Underwriters that the Underwriters intend to make a market in the Notes as permitted by applicable laws and regulations, but the Underwriters are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

   The Operating Partnership and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

   Merrill Lynch from time to time provides investment banking and financial advisory services to the Company. Merrill Lynch has also acted as representative of various underwriters in connection with public offerings of the Company's Common Stock and the Series B Preferred Shares. The Company has agreed to pay Merrill Lynch a fee of approximately $4 million for financial advisory services provided by Merrill Lynch to the Company in connection with the Merger.

              PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

   The accompanying financial statements present the unaudited pro forma combined condensed balance sheet of the Operating Partnership as of June 30, 1996 and the unaudited pro forma combined condensed statements of operations of the Operating Partnership for the six-month period ended June 30, 1996 and for the year ended December 31, 1995.

   The unaudited pro forma combined condensed balance sheet as of June 30, 1996 is presented as if the issuance of $300 million of Notes (the "Offering"), the issuance of $200 million of Series B Cumulative Redeemable Preferred Stock (the "Preferred Offering") and the Merger and related transactions (the "Merger") had occurred on June 30, 1996. The unaudited pro forma combined condensed statements of operations for the six-month period ended June 30, 1996 and for the year ended December 31, 1995 are presented as if the Offering, the Preferred Offering and the Merger had occurred as of January 1, 1995 and carried forward through June 30, 1996.

   Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of the General Partners. The assumptions give effect to the Offering, the Preferred Offering and the Merger under the purchase method of accounting in accordance with generally accepted accounting principles. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of SPG, LP incorporated by reference in the accompanying Prospectus and the historical financial statements of DeBartolo Realty Partnership, L.P. ("DRP, LP") incorporated by reference in the accompanying Prospectus.

   The pro forma adjustments included in the unaudited pro forma combined financial statements are based upon currently available information and upon certain assumptions that management of the General Partners believes are reasonable. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

                          SIMON-DEBARTOLO GROUP, L.P.

                  PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                (IN THOUSANDS)
                                  (UNAUDITED)
@@

                                                                                    SDG, LP (NOTE 1)
                                                                                                       OFFERING AND
                                        SPG, LP                                             Pro          Preferred
                                    (HISTORICAL)(A)                        MERGER          FORMA         OFFERING
                                   (THE PREDECESSOR        DRP, LP        Pro Forma      Combined        Pro Forma        Total
                                      TO SDG, LP)      (HISTORICAL)(A)   ADJUSTMENTS     CONDENSED      ADJUSTMENTS     PRO FORMA
ASSETS:
  Investment in properties,
    partnerships and joint
    ventures, net                          $2,243,674       $1,349,147   $1,618,373(B)    $5,211,194          --       $ 5,211,194
  Cash, cash equivalents and
    short-term
    investments                                65,556           45,938      (34,400)(C)       77,094      15,800(I)         92,894
  Receivables                                 141,520           40,754      (26,934)(D)      155,340         --            155,340
  Note receivable from the
    SPG Management
    Company                                    91,478              --              --         91,478          --            91,478
  Other assets                                120,734          118,136      (59,312)(E)      179,558       3,000 (J)       182,558
                                           __________       __________   __________       __________    ________        __________
         Total assets                      $2,662,962       $1,553,975   $1,497,727       $5,714,664    $ 18,800        $5,733,464
                                           ==========       ==========   ==========       ==========    ========        ==========
LIABILITIES AND PARTNERS' EQUITY:

LIABILITIES:
  Mortgages and other notes payable        $2,178,539       $1,479,515       $4,593(F)    $3,662,647   $(174,200)(K)    $3,488,447
  Accounts payable, accrued
   expenses and other  liabilities            194,998           80,035       (2,801)(G)      272,232          --           272,232
  Investment in the SPG
    Management Company                         19,740              --              --         19,740          --            19,740
                                           __________       __________   __________       __________    ________        __________
    Total liabilities                       2,393,277         1,559,550       1,792        3,954,619    (190,000)        3,780,419
                                           __________       __________   __________       __________    ________        __________
PARTNERS' EQUITY:
  Series A Preferred Units                     99,923               --           --           99,923          --            99,923
  Series B Preferred Units                         --               --           --               --     193,000 (L)       193,000
 General Partners                             107,633            (3,449)    919,058(H)     1,023,242          --         1,023,242
 Limited Partners                              68,525            (2,126)    576,877 (H)      643,276          --           643,276
  Unamortized restricted stock award           (6,396)              --                        (6,396)         --           (6,396)
                                           __________       __________   __________       __________    ________        __________
         Total partners' equity               269,685            (5,575)  1,495,931        1,760,045     193,000        1,953,045
                                           __________       __________   __________       __________    ________        __________
         Total liabilities and
           partners' equity                $2,662,962        $1,553,975  $1,497,727       $5,714,664 $    18,800       $5,733,464
                                           ==========       ==========   ==========       ==========    ========        ==========

  The accompanying notes and management's assumptions are an integral part of these statements.

                          SIMON-DEBARTOLO GROUP, L.P.

             PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE SIX-MONTHS ENDED JUNE 30, 1996
               (IN THOUSANDS, EXCEPT UNIT AND PER UNIT AMOUNTS)
                                  (UNAUDITED)
@@

                                                                                       SDG, LP (NOTE 1)
                                                                                                       OFFERING AND
                                      SPG, LP                                         Pro       Preferred
                                  (HISTORICAL)(A)                      MERGER        FORMA      OFFERING
                                 (THE PREDECESSOR      DRP, LP        Pro Forma    Combined     Pro Forma        Total
                                    TO SDG, LP)      (HISTORICAL)(A)   ADJUSTMENTS   CONDENSE    ADJUSTMENTS     PRO FORMA
REVENUE
  Minimum rent                          $159,076          $114,086       $1,700(A)    $274,862           $--       $274,862
  Overage rent                            10,751             5,635           --         16,386            --         16,386
  Tenant reimbursements                   93,696            45,456           --        139,152            --        139,152
  Other income                            19,681            11,455           --         31,136            --         31,136
                                       __________       __________   __________     __________      ________     __________
         Total revenue                   283,204           176,632        1,700        461,536            --        461,536
                                       __________       __________   __________     __________      ________     __________
EXPENSES
  Property and other operating expenses  107,773            66,484       (5,000)(B)    169,257            --        169,257
  Depreciation and amortization           51,307            32,432        5,505(C)      89,244            --         89,244

  Merger and Other Transaction expenses       --            10,200      (10,200)(D)         --            --
                                       __________       __________   __________     __________      ________     __________
         Total expenses                  159,080           109,116       (9,695)       258,501            --        258,501
                                       __________       __________   __________     __________      ________     __________
OPERATING INCOME                         124,124            67,516       11,395        203,035            --        203,035
INTEREST EXPENSE                          79,134            60,759       (5,445)(E)    134,448        (3,906)(H)    130,542
                                       __________       __________   __________     __________      ________     __________
INCOME BEFORE MINORITY INTEREST           44,990             6,757       16,840         68,587         3,906         72,493
MINORITY PARTNERS' INTEREST               (1,175)             (325)          --         (1,500)           --         (1,500)
                                       __________       __________   __________     __________      ________     __________
INCOME BEFORE UNCONSOLIDATED
  ENTITIES                                43,815             6,432       16,840         67,087         3,906         70,993
INCOME FROM UNCONSOLIDATED
  ENTITIES                                 3,985             8,236           --         12,221           --          12,221
                                       __________       __________   __________     __________      ________     __________
NET INCOME FROM CONTINUING
  OPERATIONS                              47,800            14,668       16,840         79,308        3,906          83,214
GENERAL PARTNERS PREFERRED
  UNIT REQUIREMENT                         4,062                --           --          4,062        8,750 (J)      12,812
                                       __________       __________   __________     __________      ________     __________
NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE TO
  UNITHOLDERS                            $43,738           $14,668      $16,840        $75,246      $(4,844)          $70,402
                                       ==========       ==========   ==========       ==========    ========        =========
NET INCOME AVAILABLE TO
  UNITHOLDERS ATTRIBUTED TO:
  GENERAL PARTNERS                       $26,855             9,075      $10,271        $46,201      $(2,974)          $43,227
  LIMITED PARTNERS                        16,883             5,593        6,569 (F)     29,045       (1,870)(I)        27,175
                                       __________       __________   __________     __________      ________       __________
                                         $43,738           $14,668      $16,840        $75,246       (4,844)           70,402
                                       ==========       ==========   ==========       ==========    ========        =========
NET INCOME PER UNIT                        $0.46                                                                        $0.45
WEIGHTED AVERAGE UNITS
  OUTSTANDING                         95,753,829                                                                  156,896,812(G)


  The accompanying notes and management's assumptions are an integral part of these statements.

                          SIMON-DEBARTOLO GROUP, L.P.

             PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
               (IN THOUSANDS, EXCEPT UNIT AND PER UNIT AMOUNTS)
                                  (UNAUDITED)
@@

                                                                                        SDG, LP (NOTE 1)
                                                                                                          OFFERING
                                                                                                             AND
                                                 SPG, LP                                         PRO      PREFERRED
                                             (HISTORICAL)(A)                     Merger         Forma     Offering
                                            (the Predecessor      DRP, LP       PRO FORMA     COMBINED    PRO FORMA       TOTAL
                                               TO SDG, LP)    (Historical)(A)  Adjustments    Condensed  Adjustment     Pro Forma
REVENUE
  Minimum rent                           $307,849       $205,056      $3,400(A)     $516,305      $             $516,305

  Overage rent                             23,278         12,924          --          36,202           --         36,202
  Tenant reimbursements                   191,535         82,147          --         273,682           --        273,682
  Other income                             30,995         32,530          --          63,525           --         63,525
                                                                                                                      --
          Total revenue                   553,657        332,657       3,400         889,714           --        889,714

EXPENSES
  Property and other operating expenses   209,782        118,498     (10,000)(B)     318,280           --        318,280
  Depreciation and amortization            92,739         58,603      11,011(C)      162,353           --        162,353

          Total expenses                  302,521        177,101        1,011        480,633           --        480,633
                                                                                                                      --
OPERATING INCOME                          251,136        155,556        2,389        409,081           --        409,081
INTEREST EXPENSE                          150,224        124,567      (19,695)(E)    255,096       (9,210)(H)    245,886
INCOME BEFORE MINORITY INTEREST           100,912         30,989       22,084        153,985        9,210        163,195
MINORITY PARTNERS' INTEREST                (2,681)         1,029           --         (1,652)          --         (1,652)
GAIN ON SALE OF ASSETS                      1,871          5,460           --          7,331           --          7,331
INCOME BEFORE UNCONSOLIDATED
  ENTITIES                                100,102         37,478       22,084        159,664        9,210        168,874
INCOME FROM UNCONSOLIDATED
  ENTITIES                                  1,403           8,865         --          10,268           --         10,268
NET INCOME FROM CONTINUING
  OPERATIONS                              101,505          46,343      22,084        169,932        9,210        179,142
GENERAL PARTNERS PREFERRED
  UNIT REQUIREMENT                          1,490              --          --          1,490       17,500(I)      18,990
NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE TO
  UNITHOLDERS                            $100,015         $46,343     $22,084        $168,442     $(8,290)      $160,152
NET INCOME AVAILABLE TO
  UNITHOLDERS ATTRIBUTABLE TO:
  GENERAL PARTNERS                        $59,718         $27,628     $14,730        $102,076     $(5,024)       $ 97,052
  LIMITED PARTNERS                         40,297          18,715       7,354(F)       66,366     (3,266)(I)      63,100

                                         $100,015         $46,343     $22,084        $168,442    $(8,290)       $160,152

NET INCOME PER UNIT                         $1.08                                                                  $1.04
WEIGHTED AVERAGE UNITS
  OUTSTANDING                          92,666,469                                                            153,809,452(G)

  The accompanying notes and management's assumptions are an integral part of these statements.

                              SIMON-DEBARTOLO GROUP, L.P.
          NOTES AND MANAGEMENT ASSUMPTIONS TO PRO FORMA FINANCIAL INFORMATION
            (UNAUDITED, IN THOUSANDS, EXCEPT FOR UNIT AND PER UNIT AMOUNTS)

1. Basis of Presentation

   Simon Property Group, LP ("SPG, LP") was formed as a Delaware limited partnership in 1993 in connection with Simon Property Group, Inc.'s ("SPG") initial public offering. SPG, as the sole general partner of SPG, LP, has full, exclusive and complete responsibility and discretion in the management and control of SPG, LP. As of June 30, 1996, SPG owned 61.1% of SPG, LP. SPG, LP is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of real estate properties, primarily regional malls and community shopping centers. As of June 30, 1996, SPG, LP owned or held an interest in 122 income-producing properties, which consist of 62 regional malls, 55 community shopping centers, two specialty retail centers and three mixed-use properties. SPG, LP also owned interests in two regional malls and one specialty retail center under construction and seven parcels of land held for future development.

   On August 9, 1996, the merger and other related transactions, pursuant to the agreement and plan of merger between SPG, an acquisition subsidiary of SPG and DeBartolo Realty Corporation ("DRC"), was consummated (the "Merger"). Pursuant to the Merger, SPG acquired all the outstanding common stock of DRC (55,712,529 shares), through the acquisition subsidiary, at an exchange ratio of 0.68 share of SPG common stock for each share of DRC common stock (the "Exchange Ratio"). DRC and the acquisition subsidiary merged with DRC as the surviving entity. The closing price of SPG's common stock was $24.375 per share on August 9, 1996. This portion of the transaction was valued at approximately $923.4 million and resulted in SPG obtaining an indirect 61.9% general partnership interest in DRC's operating partnership, DeBartolo Realty Partnership, LP ("DRP, LP"). The value of the acquisition of DRC was based upon the number of shares (55,712,529), the Exchange Ratio and the closing price of SPG's common stock per share on August 9, 1996 ($24.375).

   DRP, LP, like SPG, LP, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of real estate properties, primarily regional malls and community shopping centers. As of June 30, 1996, DRP, LP owned or held an interest in 50 regional malls, 11 community shopping centers and land held for future development.

   In connection with the Merger, SPG changed its name to Simon DeBartolo Group, Inc. ("SDG" or the "Company"). In addition, simultaneous with the Merger, the general and limited partners of SPG, LP agreed to contribute 99% of their interests (49.5% partnership interest and an additional 49.5% interest in the profits of SPG, LP) to DRP, LP in exchange for units of DRP, LP, whose name was changed to Simon-DeBartolo Group, LP ("SDG, LP"). The limited partners of DRP, LP approved the contribution made by the partners of SPG, LP and also agreed to exchange their 38.1% partnership interest in DRP, LP, adjusted for the Exchange Ratio, for a smaller partnership interest in SDG, LP. The exchange of the limited partners' interest in DRP, LP for units of SDG, LP has been accounted for as an acquisition of minority interest and is valued based on the estimated fair value of the consideration issued (approximately $566.9 million). The units of SDG, LP are convertible into stock of SDG on a one-for-one basis. Therefore, the value of the acquisition of the limited partners' interest acquired was based upon the number of units (34,203,623), the Exchange Ratio and the closing price of SPG's common stock per share on August 9, 1996 ($24.375). The limited partners of SPG, LP received a 23.8% interest in SDG, LP for contributing their 38.9% interest in SPG, LP to SDG, LP. The interests transferred by the partners of SPG, LP to DRP, LP have been appropriately reflected at historical costs. Upon completion of the Merger, SDG directly and indirectly owned a controlling 61.4% interest in SDG, LP.

   For financial reporting purposes, the completion of the Merger resulted in a reverse acquisition of directly or indirectly 100% of the net assets of DRP, LP for $1,512,960, including related transaction costs. Although SPG was the accounting acquirer, SDG, LP, formerly the DRC operating partnership (DRP, LP), will be the primary operating partnership through which the future business of SDG will be conducted. As a result of the Merger, SPG, LP became a subsidiary of SDG, LP. However, SPG was the accounting acquirer and upon completion of the Merger has the majority control of SDG, LP. SPG's initial operating partnership (SPG, LP) is the predecessor to SDG, LP for financial statement purposes. Accordingly the financial statements disclosed by SDG, LP for the post-merger periods will reflect the reverse acquisition of DRP, LP by SPG using the purchase method of accounting and for all pre-merger comparative periods, the financial statements disclosed by the SDG, LP will reflect the financial statements of SPG, LP.

                              SIMON-DEBARTOLO GROUP, L.P.
          NOTES AND MANAGEMENT ASSUMPTIONS TO PRO FORMA FINANCIAL INFORMATION
            (UNAUDITED, IN THOUSANDS, EXCEPT FOR UNIT AND PER UNIT AMOUNTS)

   The accompanying financial statements present the unaudited pro forma combined condensed balance sheet of the Operating Partnership as of June 30, 1996 and the unaudited pro forma combined condensed statements of operations of the Operating Partnership for the six-month period ended June 30, 1996 and for the year ended December 31, 1995.

   The unaudited pro forma combined condensed balance sheet as of June 30, 1996 is presented as if the issuance of $300 million of Notes by the Operating Partnership (the "Offering"), the issuance of $200 million of Series B Cumulative Redeemable Preferred Stock by the Company (the "Preferred Offering") and the Merger, which resulted in a revserse acquisition at the operating partnership level, had occurred on June 30, 1996. The unaudited pro forma combined condensed statements of operations for the six-month period ended June 30, 1996 and for the year ended December 31, 1995 are presented as if the Offering, the Preferred Offering and the Merger, which resulted in a reverse acquisition at the operating partnership level, had occurred as of January 1, 1995 and carried forward through June 30, 1996.

   Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of the General Partners. The assumptions give effect to the Offering, the Preferred Offering and the Merger, which resulted in a reverse acquisition at the operating partnership level, under the purchase method of accounting in accordance with generally accepted accounting principles. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of SPG, LP incorporated by reference in the accompanying Prospectus and the historical financial statements of DRP, LP incorporated by reference in the accompanying Prospectus.

   The pro forma adjustments included in the unaudited pro forma combined financial statements are based upon currently available information and upon certain assumptions that management of the General Partners believes are reasonable. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

2. ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED BALANCE SHEET

(A) Certain reclassifications have been made to the SPG, LP and DRP, LP historical balance sheets to conform to the desired pro forma combined condensed balance sheet presentation.

(B) Represents adjustments to record the reverse acquisition in accordance with the purchase method of accounting, based upon an assumed purchase price of $1,512,960 assuming a market value of Company common stock of $24.375 (which was the closing price of the Company's Common Stock on August 9, 1996), and the exchange ratio of 0.68 (the "Exchange Ratio"). The units of DRP, LP, which were adjusted to reflect the Exchange Ratio, can be exchanged for common stock of SDG on a one-for-one basis.

     Value of 89,916,152 DRP, LP interests multiplied by
     the Exchange Ratio and the market value of the
     Company's common stock                                          $1,490,360
     Merger costs (see below)                                            22,600
                                                                     __________
                                                                     $1,512,960
                                                                     ==========
     Estimated fees and expenses related to the Merger, as
     follows:
     Advisory fees                                                      $11,000
     Legal and accounting                                                 6,200
     Severance and relocation costs                                      19,000
                                                                     __________
                                                                         36,200

                              SIMON-DEBARTOLO GROUP, L.P.
          NOTES AND MANAGEMENT ASSUMPTIONS TO PRO FORMA FINANCIAL INFORMATION
            (UNAUDITED, IN THOUSANDS, EXCEPT FOR UNIT AND PER UNIT AMOUNTS)




     Less DRP, LP expenses                                              (13,600)
                                                                     __________
     SPG, LP transaction costs                                          $22,600
                                                                     ==========
     Adjustment to reflect investment in properties,
     partnerships and joint ventures, net at fair value:
     Purchase price (see above)                                      $1,512,960
     Historical book value of DRP, LP (equity) deficit
     acquired:
        Historical book value of DRP, LP at June 30, 1996                 5,575
        To adjust equity for the stay bonus and to reflect
        accelerated vesting of accrued compensation in
        accordance with the terms of the Merger
                                                                          5,599
         To reflect DRP, LP's expenses associated with the
         Merger of $13,600 less $10,200 recognized as expense
         in the six-month period ended June 30, 1996 ($1,800
         was paid with the balance of $8,400 accrued)                     3,400

      Adjustments to reflect certain assets and liabilities
      of DRP, LP at estimated fair value:
      Receivables (see Note (D))                                         26,934
      Other assets (see Note (E))                                        59,312
      Mortgages and other notes payable (see Note (F))                    4,593
                                                                     __________
      Adjustment required to reflect investment in
      properties, partnerships and joint ventures, net at
      fair value                                                     $1,618,373
                                                                     ==========
(C)   To reflect the decrease in cash and cash equivalents
      due to the estimated Merger costs, including expenses
      of DRP, LP, of $36,200 less cash payments made of $1,800         $(34,400)
                                                                     ==========
(D)   To reflect the adjustment to eliminate DRP, LP's
      deferred assets related to the straight-lining of rent)
      related to leases                                                $(26,934)
                                                                     ==========
(E)   To reflect the following adjustments to other assets:
      1. To eliminate deferred financing, interest rate buy-
         downs and similar costs related to mortgages and
         other notes payable and organization costs                    $(53,536)

      2. To adjust DRP, LP's historical basis in the
         DeBartolo Realty Corporation Management Company to
         estimated fair market value of $15,000                          13,428

      3. To eliminate deferred leasing costs                            (19,204)
                                                                     __________
                                                                       $(59,312)
                                                                     ==========
(F)   To record a premium required to adjust mortgages and
      other notes payable to estimated fair value based on
      current analysis completed on an instrument by
      instrument basis                                               $    4,593
                                                                     ==========
(G)   To reflect the following adjustments to accounts
      payable, accrued liabilities and other liabilities
      1. To record accrued compensation expenses related to
         the stay bonus ($8,467) less the portion which vests
         immediately for which DeBartolo Realty Corporation
         ("DRC") common stock was issued ($1,325) and to
         reflect the accelerated vesting of accrued
         compensation settled with DRC common stock ($1,543)             $5,599
      2. To eliminate accrued DRP, LP Merger costs paid in
         (C) above                                                       (8,400)
                                                                     __________

                              SIMON-DEBARTOLO GROUP, L.P.
          NOTES AND MANAGEMENT ASSUMPTIONS TO PRO FORMA FINANCIAL INFORMATION
            (UNAUDITED, IN THOUSANDS, EXCEPT FOR UNIT AND PER UNIT AMOUNTS)

                                                                    $    (2,801)
(H) To adjust partners' equity, excluding the general partners' preferred units and unrestricted stock award related to SPG, LP, to reflect the reverse acquisition of DRP, LP for accounting purposes, general partners' interest (55,712,529) and DRP, LP's limited partners' interest (34,203,623), at the Exchange Ratio based on the closing price of the Company's common stock of $24.375 on August 9, 1996, as follows:


                                                                    Partners'
                                                                  Equity before
                                                                  preferred units
                                     General         Limited      and unrestricted
                               Partners' Equity  Partners' Equity   stock awards
Value of Units Acquired                $923,435        $566,925      $1,490,360
Historical Value of SPG LP              107,633          68,525         176,158
                                      _________        ________       _________
Combined Equity                       1,031,068         635,450       1,666,518
                                      =========        ========       =========
Pro Forma Ownership                       61.4%           38.6%          100.0%
                                      =========        ========       =========
Pro Forma Equity                      1,023,242         643,276       1,666,518
Less Historical Value of SPG LP         107,633          68,525         176,158
Less Historical Value of DRP, L          (3,449)         (2,126)         (5,575)
                                      _________        ________       _________
Pro Forma Adjustments                  $919,058        $576,877      $1,495,935
                                      =========        ========       =========


(I) To record cash of $15,800 from the Preferred Offering
    which represents net proceeds of $193,000 less
    $177,200 used to reduce mortgages and other notes
    payable (see Note K)                                                $15,800

(J) To record deferred debt issuance costs related to the
    Offering                                                            $3,000

(K) To reflect the following adjustments to mortgages and
    other notes payable:
    1. To reflect the use of $177,200 from the $193,000
       in net proceeds from the Preferred Offering to
       repay existing mortgage indebtedness of $142,800
       with an average interest rate of 7.28% and to
       reduce the amount outstanding under one of the
       SPG, LP's credit facilities of $34,400 with an
       interest rate of 6.81%                                         $(177,200)

    2. To reflect the issuance of $300,000 in Notes
       from the Offering ($3,000 used to pay debt
       issuance costs) with an average interest rate of
       7.68% and to reflect the use of $297,000 in net
       proceeds from the Offering to repay existing
       mortgage indebtedness of $110,501 with an
       average interest rate of 8.00% and to reduce the
       amount outstanding under the SPG, LP's credit
       facilities of $186,499 with an interest rate of
        6.81%.                                                           3,000
                                                                   ___________

                              SIMON-DEBARTOLO GROUP, L.P.
          NOTES AND MANAGEMENT ASSUMPTIONS TO PRO FORMA FINANCIAL INFORMATION
            (UNAUDITED, IN THOUSANDS, EXCEPT FOR UNIT AND PER UNIT AMOUNTS)


                                                                    $  174,200
                                                                    ==========
(L) To reflect the Preferred Offering which resulted in
    the issuance of 8,000,000 shares of Series B Preferred
    Stock at $25 per share at a dividend rate of 8.75%
    with estimated issuance costs of $7,000                        $   193,000
                                                                   ===========

3. ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

   Immediately prior to the Merger, DRP, LP will expense $8,467 in connection with the stay bonus which has not been included in the Pro Forma Combined Condensed Statements of Operations. DRP, LP will also incur $13,600 of expenses in connection with the Merger, of which $10,200 was accrued as of June 30, 1996, which have not been included in the Pro Forma Combined Condensed Statements of Operations.

                                                     FOR THE      FOR THE YEAR
                                                   SIX MONTHS         ENDED
                                                      ENDED        DECEMBER 31,
                                                  JUNE 30, 1996       1995
(A) To recognize revenue from straight-lining
    rent related to leases which will be reset in
    connection with the Merger                        $    1,700     $    3,400
                                                      ==========     ==========
(B) To reflect cost savings to eliminate
    duplicative public company costs and other
    identified redundancies which have been
    estimated based upon historical costs for
    those items as a result of the Merger              $  (5,000)     $ (10,000)
                                                      ==========     ==========
(C) To reflect the increase in depreciation as a
    result of recording the investment properties
    of DRP, LP at acquisition value versus
    historical cost and utilizing an estimated
    useful life of 35 years offset by the
    decrease in amortization expense as a result
    of the elimination of deferred leasing costs          $5,505      $  11,011
                                                      ==========     ==========
(D) To reflect the elimination of Merger related
    costs expensed during the six-month period
    ended June 30, 1996                                 $(10,200)   $        --
                                                      ==========     ==========
(E) To reflect the following adjustments to
    interest expense as a result of the Merger:
    (1)To reflect the elimination of amortization
       of deferred mortgage costs, related to
       DRP, LP, written-off in connection with
       the Merger                                        $(5,062)      $(18,929)
                                                      ==========     ==========
    (2)To reflect the amortization of the premium
       required to adjust mortgages and other
       notes payable to fair value                          (383)          (766)
                                                      ___________      ________
                                                         $(5,445)      $(19,695)
                                                      ==========     ==========

                              SIMON-DEBARTOLO GROUP, L.P.
          NOTES AND MANAGEMENT ASSUMPTIONS TO PRO FORMA FINANCIAL INFORMATION
            (UNAUDITED, IN THOUSANDS, EXCEPT FOR UNIT AND PER UNIT AMOUNTS)

                                                     FOR THE      FOR THE YEAR
                                                   SIX MONTHS         ENDED
                                                      ENDED        DECEMBER 31,
                                                  JUNE 30, 1996       1995
(F) To adjust the allocation of the Limited
    Partners' interest after giving effect to the
    Merger in the net income of the Partnerships,
    taking into consideration of the preferred
    unit distribution. The Limited Partners' pro
    forma weighted average ownership interest for
    the six months ended June 30, 1996 and for
    the year ended December 31, 1995 was 38.6%
    and 39.4%, respectively                            $   6,569      $   7,354
                                                      ==========     ==========
(G) The pro forma weighted average units
    outstanding is computed as follows:
    SPG, LP Historical Weighted Average Units
    Outstanding                                       95,753,829     92,666,469

                                                     FOR THE      FOR THE YEAR
                                                   SIX MONTHS         ENDED
                                                      ENDED        DECEMBER 31,
                                                  JUNE 30, 1996       1995
     Issuance of units in connection with the
     Merger (assuming that there are 89,916,152
     units of DRP, LP outstanding immediately
     prior to the Effective Time)                     61,142,983     61,142,983
                                                     156,896,812    153,809,452
(H)  To reflect the following adjustments to
     interest expense:
     1. To record the reduction in interest
        expense as a result of the use $177,200 of
        the net proceeds of $193,000 from the
        Preferred Offering to reduce mortgages and
        other notes payable                        $      (6,366) $     (12,731)
     2. To record the net increase in interest
        expense and deferred debt issuance cost
        amortization as a result of the Offering           2,460          3,521
                                                        $ (3,906)      $ (9,210)
(I)  To adjust the allocation of the Limited
     Partners' interest after giving effect to the
     Offering, the Preferred Offering and the
     Merger in the net income of the Partnerships
     after consideration of the preferred unit
     distribution related to the Series B
     Preferred Stock. The Limited Partners' pro
     forma weighted average ownership interest for
     the six months ended June 30, 1996 and for
     the year ended December 31, 1995 was 38.6%        $  (1,870)  $     (3,266)
     and 39.4%, respectively
(J)  To reflect dividends related to the Preferred
     Offering                                       $      8,750      $  17,500

                  SUBJECT TO COMPLETION, DATED OCTOBER 21, 1996 **


PROSPECTUS

                                   $750,000,000
                             SIMON-DEBARTOLO GROUP, L.P.
                                  DEBT SECURITIES
                                   ____________________

     Simon-DeBartolo Group, L.P. (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible investment grade debt securities ("Debt Securities") with an aggregate public offering price of up to $750,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). The Operating Partnership is a subsidiary of Simon DeBartolo Group, Inc. (the "Company") and is the Company's primary operating partnership following the consummation on August 9, 1996 of the merger of DeBartolo Realty Corporation with a subsidiary of the Company.

     The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include a specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price.

     The applicable Prospectus Supplement will also contain information, where applicable, concerning material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

     The Debt Securities may be offered directly, through agents designated from time to time by the Operating Partnership, or to and through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the Debt Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Debt Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Debt Securities.


     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. On June 30, 1996, on a pro forma basis after giving effect to the Merger (as defined below), the total outstanding debt of the Operating Partnership including its pro rata share of joint venture debt was $3,889 million, 92.0% of which was secured debt. The Indenture pursuant to which the Debt Securities are issued does not limit the amount of other indebtedness of the Operating Partnership that may rank equally with the Debt Securities.

                       ________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.
                          ________________________

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
        OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
                        TO THE CONTRARY IS UNLAWFUL.
                          ________________________

**Information contained herin is subject to completion or amendment. A registration relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


              THE DATE OF THIS PROSPECTUS IS OCTOBER __, 1996.

                             AVAILABLE INFORMATION

     Simon DeBartolo Group, Inc. (the "Company") is the holder of approximately a 99.99% interest in SD Property Group, Inc., which is the managing general partner of the Operating Partnership. Simon Property Group, L.P. ("SPG, LP") is a subsidiary partnership of the Operating Partnership. The Company and SPG, LP are and, following the effectiveness of the registration statement of which this Prospectus is a part, the Operating Partnership will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company and SPG, LP file and the Operating Partnership may be required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company and SPG, LP can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. The Company's Common Stock is traded on the New York Stock Exchange ("NYSE"). Reports and other information concerning the Company may be inspected at the principal office of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company, SPG, LP and the Operating Partnership will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Written requests for such copies should be addressed to National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, Attn: Investor Relations, telephone number (317) 685-7330.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Operating Partnership with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Operating Partnership and the Debt Securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. The Commission maintains a World Wide Web Site (http://www.sec.gov) that contains such material regarding issuers that file electronically with the Commission. This Registration Statement has been so filed and may be obtained at such site. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     Certain information, including, but not limited to, information relating to the Operating Partnership's properties, principal security holders, management, executive compensation, certain relationships and related transactions and legal proceedings that would be required to be disclosed in a prospectus included in a registration statement on Form S-11, has been omitted from this Prospectus because such information is not materially different from the information contained in the Company's and SPG, LP's periodic reports, proxy statements and other information filed by the Company and SPG, LP with the Commission.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company and SPG, LP which have been filed with the Commission are hereby incorporated by reference in this Prospectus.

     1. The Company's Registration Statement on Form S-4 (Registration No. 333-06933);

     2. The Company's Proxy Statement dated June 28, 1996, relating to the annual and special meeting of stockholders held on August 7, 1996;

     3.   The  Company's  Annual  Report  on  Form 10-K  for  the   year  ended
December 31, 1995, as amended by Form 10-K/A-1;

     4. The Company's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1996, as amended by Form 10-Q/A-1, and June 30, 1996;

     5. The Company's Current Reports on Form 8-K dated March 20, March 26, May 17, August 9, August 12, August 26, September 18, and September 27, 1996;

     6. SPG, LP's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A-1;

     7. SPG, LP's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31 and June 30, 1996; and

     8. SPG, LP's Current Report on Form 8-K dated August 26, 1996, as amended on August 28, 1996, and on October 21, 1996.

     9. The document "Certain Information with respect to Simon DeBartolo Group, L.P.", filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Exchange Act filing numbers of the Company and SPG, LP are 1-12618 and 33-98364, respectively.

     Each document filed by the Company, SPG, LP or the Operating Partnership subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Debt Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Debt Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Although the Operating Partnership is the Registrant under the Registration Statement, the foregoing documents of the Company and SPG, LP filed under the Exchange Act have been incorporated by reference herein because they contain information concerning business, properties, operations and management of the Operating Partnership through which the Company conducts its operations.

                                                                           4
                     THE OPERATING PARTNERSHIP

     Simon-DeBartolo Group, L.P. (the "Operating Partnership") is a subsidiary partnership of Simon DeBartolo Group, Inc. (the "Company") (formerly known as Simon Property Group, Inc. ("SPG")), and is the primary operating partnership of the Company as a result of the merger (the "Merger") of DeBartolo Realty Corporation ("DRC") with a subsidiary of the Company. The Merger was consummated on August 9, 1996 (the "Merger Date"), at which time DRC became an approximately 99.99% owned subsidiary of the Company and was renamed SD Property Group, Inc. (the "Managing General Partner"). The Managing General Partner and the Company are both general partners of the Operating Partnership, but the Managing General Partner is the sole managing general partner of the Operating Partnership. As part of the Merger, the Company, as general partner of Simon Property Group, L.P. ("SPG, LP" and, together with the Operating Partnership, the "Partnerships"), and the limited partners of SPG, LP acquired a majority of the partnership interests in the Operating Partnership, and in exchange the Operating Partnership acquired a 49.5% limited partnership interest in, and an additional 49.5% interest in the profits of, SPG, LP.

     The Company is the parent of the Managing General Partner and owned effectively as of the Merger Date a controlling 61.5% equity interest in, the Operating Partnership. As of the Merger Date, Melvin Simon, Herbert Simon, David Simon and certain of their affiliates, including certain other Simon family members and estates, trusts and other entities established for their benefit (collectively, the "Simons"), effectively owned a 21.7% equity interest in the Operating Partnership, and the estate of Edward J. DeBartolo, Edward J. DeBartolo, Jr., M. Denise DeBartolo York, The Edward J. DeBartolo Corporation, an Ohio corporation ("EJDC"), and certain of their affiliates, including certain other DeBartolo family members and estates and trusts established for their benefit (collectively, the "DeBartolos"), effectively owned a 14.2% equity interest in the Operating Partnership.




     As of June 30, 1996, on a combined basis, adjusted to give effect to the Merger and related transactions thereto as though they had occurred prior to such date: the Operating Partnership owns or holds interests in a diversified portfolio of 183 income producing properties (the "Portfolio Properties"), including 111 super-regional and regional malls, 66 community shopping centers, two specialty retail centers and four mixed-use properties located in 32 states; the Portfolio Properties contain an aggregate of approximately 110 million square feet of gross leasable area ("GLA"), of which approximately 65 million square feet is GLA owned by the Partnerships ("Owned GLA"); more than 3,600 different retailers occupy approximately 12,000 stores in the Portfolio Properties; total estimated retail sales at the Portfolio Properties approached $16 billion in fiscal 1995 aggregating an additional seven million square feet of GLA; the Operating Partnership has interests in eight properties under construction in the United States, and owns land held for future development; the Operating Partnership, together with its affiliated management companies (collectively, the "Management Companies"), manage over 127 million square feet of GLA of retail and mixed-use properties.

     As of the Merger Date, the Operating Partnership and the Management Companies had approximately 8,000 employees. The Operating Partnership's executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, and its telephone number is
(317) 636-1600.


                          USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, proceeds to the Operating Partnership from the sale of the Debt Securities offered hereby will be added to the working capital of the Operating Partnership and will be available for general purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions associated with the continued expansion of the Partnerships' business.

                RATIO OF EARNINGS TO FIXED CHARGES

     SPG, LP's ratio of earnings to fixed charges for the six months ended June 30, 1996 and 1995 was 1.54x and 1.59x, respectively, and for the fiscal years ended December 31, 1995 and 1994 was 1.67x and 1.43x, respectively. From the commencement of its operations on December 20, 1993 through December 31, 1993, the ratio of earnings to fixed charges for SPG, LP was 3.36x. The pro forma ratio of earnings to fixed charges for the six months ended June 30, 1996 and for the fiscal year ended December 31, 1995 of SDG, LP, assuming the Merger and related transactions had occurred as of January 1, 1995 and carried forward through June 30, 1996, was 1.53x and 1.70x, respectively. SPG, LP is for financial reporting purposes the predecessor to the Operating Partnership.

     For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

     Prior to the commencement of business by SPG, LP in December 1993, the predecessor of SPG, LP maintained a different ownership and equity structure. The predecessor's operating properties have historically generated positive net cash flow. The financial statements of the predecessor show net income for the period January 1, 1993 through December 19, 1993, and net losses for the fiscal years ended December 31, 1992 and 1991. The ratio of earnings to fixed charges for the period January 1, 1993 through December 19, 1993 was 1.11x. As a consequence of the net losses for the fiscal years ended December 31, 1992 and 1991, the computation of the ratio of earnings to fixed charges for these fiscal years indicates that earnings were inadequate to cover fixed charges by approximately $12.8 million and $18.7 million, respectively.

     The new capitalization of the Company effected in December 1993 in connection with its initial public offering permitted the Company to deleverage significantly, resulting in an improved ratio of earnings to fixed charges subsequent to its commencement of operations.


                          ACCOUNTING TREATMENT OF THE
                   MERGER AND THE OTHER RELATED TRANSACTIONS

     For financial reporting purposes, the completion of the Merger and related transactions resulted in a reverse acquisition, directly or indirectly, of 100% of the net assets of DeBartolo Realty Partnership, L.P. ("DRP, LP"). Although SPG was the accounting acquirer, DRP, LP (now the Operating Partnership) will be the primary operating partnership through which the future business of the Company will be conducted. However, SPG was the accounting acquirer upon completion of the Merger and related transactions and has majority control of DRP, LP. SPG's initial operating partnership, SPG, LP, is the predecessor to DRP, LP for financial statement purposes. Accordingly, the financial statements and ratios disclosed by the Operating Partnership for the post-merger periods will reflect the reverse acquisition of DRP, LP by SPG using the purchase method of accounting and for all pre-merger comparative periods, the financial statements and ratios disclosed by the Operating Partnership will reflect the financial statements of SPG, LP, as the predecessor to the Operating Partnership for financial statement purposes.

                  DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture (the "Indenture"), between the Operating Partnership and Chemical Bank, as trustee. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the trustee at 450 West 33rd Street, New York, New York 10001, or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder or in any Prospectus Supplement relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. At June 30, 1996, on a pro forma basis after giving effect to the Merger, the total outstanding debt of the Operating Partnership including its pro rata share of joint venture debt was $3,889 million, 92.0% of which was secured debt. The Indenture does not limit the amount of other indebtedness of the Operating Partnership that may rank equally with the Debt Securities. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Managing General Partner, as the managing general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

     The Indenture provides that there may be more than one trustee (the "Trustee") thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

     (1)   the title of such Debt Securities;

     (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon acceleration of the maturity thereof;

     (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

                                                                           7
     (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such record date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

     (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

     (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

     (13) whether such Debt Securities will be issued in certificated or book-entry form;

     (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000, and any integral multiple thereof and the terms and conditions relating thereto;

     (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

     (16)  if  such  Debt Securities are to be issued upon the exercise of debt
warrants,  the  time,  manner   and   place  of  such  Debt  Securities  to  be
authenticated and delivered;

     (17) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

     (18) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

     (19)  any other terms of such Debt Securities.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under "-Merger, Consolidation or Sale" below or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the Company or the management of the Company, or any affiliate of any such party, (ii) a change of control, or
(iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "-Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     Reference is made to "-Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "-Discharge" and "-Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "-Modification of the Indenture."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 and any integral multiple thereof (Section
302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities in registered form will be payable at the corporate trust office of the Trustee, initially located at 450 West 33rd Street, New York, New York 10001, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

     Unless otherwise specified in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on (A) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (B) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any Bearer Security so selected for redemption except that, to the extent provided with respect to such Bearer Security, such Bearer Security may be exchanged for a Registered Security of that series and of like tenor, PROVIDED that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     EXISTENCE. Except as permitted under "-Merger, Consolidation or Sale" above, the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (statutory and charter) and franchises; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to preserve any such right or franchise if it determines that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1006).

     MAINTENANCE OF PROPERTIES. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1007).

     INSURANCE. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value (subject to reasonable deductibles determined from time to time by the Operating Partnership) with financially sound and reputable insurance companies (Section 1008).

     PAYMENT OF TAXES AND OTHER CLAIMS. The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and suppliers which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

     PROVISION OF FINANCIAL INFORMATION. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event
(x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

     ADDITIONAL  COVENANTS.   Any  additional  or  different covenants  of  the
Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $30,000,000 of any recourse indebtedness of the Operating Partnership, however evidenced, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series of the Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Trustee if given by the Holders); provided, that in the case of an Event of Default described under paragraph (f) of the preceding paragraph, acceleration is automatic. However, at any time after such acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series may rescind and

                                                                           12
annul  such
acceleration and its consequences if (a) the Operating Partnership shall have deposited with the Trustee all amounts due otherwise than on account of such declaration, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of the Debt Securities of such series, have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee will be prepared to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; PROVIDED, HOWEVER, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if a trust committee of Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the Debt Securities of such series. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Operating Partnership must deliver to the Trustee a certificate, signed by one of several specified officers of the Operating Partnership, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment (voting as one class); PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon

                                                                           13
acceleration of the maturity thereof or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage in principal amount of Outstanding Debt Securities necessary to modify or amend the Indenture, reduce the percentage of Outstanding Debt Securities of any series necessary to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the percentage required to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 902).

     The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership with certain covenants relating to such series of Debt Securities in the Indenture (Section 1013).

     Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, to change or eliminate any restrictions on payment of the principal of or premium or interest on Debt Securities, to modify the provisions relating to global Debt Securities, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision or such amendment shall not apply to any then Outstanding Debt Security; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in the Indenture, PROVIDED that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above) of such Debt Security, (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded (Section 101).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series issuable, in whole or in part, as Bearer Securities (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, then with respect to such action (and only such action) the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

DISCHARGE

     The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of the Indenture, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain

                                                                           15
events of tax, assessment or governmental charge
with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1010, inclusive, of the Indenture (including the restrictions described under "-Certain Covenants" above) and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404).

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligations or a specific payment of interest on or principal of any such Government Obligations held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into a currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit (or composite currency) other than the ECU for the purposes for which it was established (Section 101). Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "-Events of Default, Notice and Waiver" with respect to Sections 1004 to 1010, inclusive, of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "-Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above with respect to the Debt Securities of or within a particular series.



MISCELLANEOUS

     NO CONVERSION RIGHTS. The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.




     LIMITED LIABILITY. The Indenture provides that no holder of any Debt Securities under the Indenture will have any recourse against any partner (whether limited or general, including the Managing General Partner and the Company) of the Operating Partnership, or the assets of such partner, with respect to any sum payable under or with respect to such Debt Securities, or the performance of any obligation under the Indenture, and that the sole remedy of such holder for such sum or obligation will be against the assets of the Operating Partnership.

     GLOBAL SECURITIES. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.


                       PLAN OF DISTRIBUTION

     The Operating Partnership may sell the Debt Securities to or through underwriters, and also may sell the Debt Securities directly to one or more other purchasers or through agents. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The Prospectus Supplement will set forth terms of the offering of the Debt Securities, including (i) the name of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale or issuance of Debt Securities, (ii) the initial public offering or purchase price of the Debt Securities, (iii) any underwriting discounts, commissions and other items constituting underwriter's compensation from the Operating Partnership and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents and (v) the net proceeds to the Operating Partnership. In connection with the sale of Debt Securities, underwriters may receive compensation from the Operating Partnership or from purchasers of Debt Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Operating Partnership, and any profit on the resale of Debt Securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under agreements the Operating Partnership may enter into, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Operating Partnership in the ordinary course of business.

     Unless otherwise set forth in the Prospectus Supplement relating to the issuance of Debt Securities, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If so indicated in the applicable Prospectus Supplement, the Operating Partnership will authorize underwriters or other persons acting as the Operating Partnership's agents to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pensions funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Operating Partnership. The obligations of any purchaser under any such contract will be subject only to the condition that the purchase of the Debt Securities shall not at any time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.


                           LEGAL MATTERS

     The validity of each issue of the Debt Securities will be passed upon for the Operating Partnership by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Paul, Weiss, Rifkind, Wharton & Garrison will also pass upon certain tax matters. Rogers & Wells, New York, New York, will act as counsel to any underwriters, dealers or agents.


                              EXPERTS

     The  audited  financial statements  and



schedules  of  SPG  and  SPG,  LP
incorporated by reference in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated
in their
reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements and schedules of DRC and the Operating Partnership (formerly DeBartolo Realty Partnership, L.P.) incorporated by reference in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Ernst & Young LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                       ______________________________________
                                        ______________________________________
   NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                                   _________

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

PROSPECTUS SUPPLEMENT SUMMARY

THE OPERATING PARTNERSHIP

RECENT DEVELOPMENTS

USE OF PROCEEDS

ACCOUNTING TREATMENT OF THE MERGER AND THE OTHER RELATED TRANSACTIONS

CAPITALIZATION

SELECTED FINANCIAL AND OPERATING DATA

BUSINESS AND PROPERTIES

DESCRIPTION OF THE NOTES

MANAGEMENT

UNDERWRITING

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION          ................F-1

                                 PROSPECTUS

ADDITIONAL INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THE OPERATING PARTNERSHIP

USE OF PROCEEDS

RATIONS OF EARNINGS TO FIXED CHARGES

ACCOUNTING TREATMENT OF THE MERGER AND THE OTHER RELATED TRANSACTIONS

DESCRIPTION OF DEBT SECURITIES

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS


                                    _________

    UNTIL              ,  1996  (90  DAYS  AFTER  THE DATE OF  THIS  PROSPECTUS
SUPPLEMENT), ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    [LOGO]


                                $      ,000,000

                           % Notes Due             , 200

                                $      ,000,000

                            % Notes Due             , 200

                                $      ,000,000

                            % Notes Due            , 20
                                  __________

                   P R O S P E C T U S  S U P P L E M E N T

                                  __________

                              MERRILL LYNCH & CO.


                              ____________, 1996
____________________________________________________________________________


                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses (not including underwriting commissions and fees) of issuance and distribution of the securities are estimated to be:@@

Securities and Exchange Commission
 Registration Fee                                    $  258,620

Printing Costs                                        $  150,000 (1)

NASD Filing Fees                                     $   30,500

Fees of Rating Agencies                              $  555,000 (1)

Accounting Fees and Expenses                         $  100,000 (1)

Attorneys' Fees and Expenses                         $  150,000 (1)

Blue Sky Fees and Expenses                           $   90,000

Miscellaneous Expenses                               $  165,880 (1)
                                                     ___________
                                                     $1,500,000 (1)
______________
 (1) Estimated




ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Partnership Agreement of the Operating Partnership contains provisions indemnifying the Company's officers and directors against certain liabilities. The Partnership Agreements provide for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Company's Charter. In addition, the Company's officers and directors are indemnified under Maryland law and the Company's Charter. The Company's Charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. The Company's By-Laws contain provisions which implement the indemnification provisions of the Company's Charter.

     The Maryland General Corporation Law (the "MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. No amendment of the Company's Charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Company to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision consistent with the MGCL. No amendment of the Company's Charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     The Company has entered into indemnification agreements with each of the Company's directors and officers. The indemnification agreements require, among other things, that the Company indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if the Company obtains directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

                            EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION                               Sequentially
                                                                    Numbered
                                                                       PAGE
 1.1*         Form of Underwriting Agreement
 4.1          Form of Indenture
 5.1          Opinion of  Paul, Weiss, Rifkind, Wharton & Garrison
12.1          Calculation of Ratio of Earnings to Fixed Charges
23.1          Consent of Arthur Andersen LLP
23.2          Consent of Ernst & Young LLP
23.3          Consent of Paul, Weiss, Rifkind, Wharton & Garrison
              (contained in Exhibit 5.1)
23.4**        Consent of Willkie Farr & Gallagher
24.1          Power of Attorney (included in the signature page to
                  the Registration Statement filed on September 6, 1996)
25.1*         Statement of Eligibility of Trustee on Form T-1
99.1          Certain Information with respect to Simon-DeBartolo
                  Group, L.P.
{___________________}

*To be filed by amendment or incorporated by reference herein by a Current Report on Form 8-K.
**Previously filed.

ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                            SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF INDIANAPOLIS, STATE OF INDIANA, ON OCTOBER 21, 1996.

                           SIMON-DeBARTOLO GROUP, L.P.

                           By: SD PROPERTY GROUP, INC.



                               By:  /s/ DAVID SIMON
                                         David Simon
                                  (Chief Executive Officer)




     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.




          NAME                                    TITLE                            DATE
*                           Co-Chairman of the Board of Directors      October 21, 1996
MELVIN SIMON

*                           Co-Chairman of the Board of                October 21, 1996
HERBERT SIMON               Directors

/S/ DAVID SIMON             Chief Executive Officer and Director       October 21, 1996
DAVID SIMON                 (Principal Executive
                            Officer, Financial Officer and
                            Accounting Officer)

*                           President, Chief Operating Officer and     October 21, 1996
RICHARD S. SOKOLOV          Director

*                                    Director                          October 21, 1996
BIRCH BAYH

*                                    Director                          October 21, 1996
EDWARD J. DeBARTOLO, JR.

*                                    Director                          October 21, 1996
WILLIAM T. DILLARD, II


                                      II-5

*                                    Director                          October 21, 1996
G. WILLIAM MILLER

*                                    Director                          October 21, 1996
FREDRICK W. PETRI

*                                    Director                          October 21, 1996
TERRY S. PRINDIVILLE

*                                    Director                          October 21, 1996
J. ALBERT SMITH, JR.

*                                    Director                          October 21, 1996
PHILIP J. WARD

*                                    Director                          October 21, 1996
M. DENISE DeBARTOLO YORK

*by /S/ DAVID SIMON
     David Simon
     Attorney-in-fact



                                          II-6